Exhibit 10.1

Execution Version

AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

among

MEDICAL PROPERTIES TRUST, INC.

MPT OPERATING PARTNERSHIP, L.P.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

as Syndication Agent

KEYBANK NATIONAL ASSOCIATION, BARCLAYS BANK PLC,

THE ROYAL BANK OF CANADA, SUNTRUST BANK, COMPASS BANK,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

WELLS FARGO BANK, N.A., and DEUTSCHE BANK AG NEW YORK BRANCH,

as Documentation Agents

Dated as of June 19, 2014

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED, KEYBANC CAPITAL MARKETS INC., and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF COTENTS

i

TABLE OF COTENTS

(continued)

TABLE OF COTENTS

(continued)

TABLE OF COTENTS

(continued)

TABLE OF COTENTS

(continued)

v

SCHEDULES:

EGL	Eligible Ground Leased Property
ES	Excluded Subsidiaries
PUP	Pooled Unencumbered Properties
1.1A	Commitments
3.1(a)	Existing Letters of Credit
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.23(a)	Properties
4.23(b)	Unencumbered Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Borrowing Request
F	Form of U.S. Tax Compliance Certificates

AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”), dated as of June 19, 2014, among MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (“Holdings”), MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), the Documentation Agents listed on the cover to this Agreement, and JPMORGAN CHASE BANK, N.A., as administrative agent.

WHEREAS, Holdings, the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto are parties to an Amended and Restated Revolving Credit Agreement dated as of April 26, 2011, as amended to date (the “Existing Revolving Credit Agreement”);

WHEREAS, Holdings, the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto are parties to a Term Loan Agreement dated as of March 9, 2012, as amended to date (the “Existing Term Loan Agreement”, and together with the Existing Revolving Credit Agreement, collectively, the “Existing Credit Agreements”); and

WHEREAS, the parties wish to amend and restate the Existing Credit Agreements in their entirety.

The parties hereto hereby agree to amend and restate the Existing Credit Agreements in their entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2011 Senior Unsecured Indenture”: the Indenture dated as of April 26, 2011 entered into by the Borrower and MPT Finance Corp. in connection with the issuance of the 2011 Senior Unsecured Notes in the principal amount of $450,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and MPT Finance Corp. in connection therewith.

“2011 Senior Unsecured Notes”: the 6.875% Notes issued by the Borrower pursuant to the 2011 Senior Unsecured Note Indenture.

“2012 Senior Unsecured Note Indenture”: the Indenture dated as of February 17, 2012 entered into by the Borrower and MPT Finance Corp. in connection with the issuance of the 2012 Senior Unsecured Notes in the principal amount of $350,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and MPT Finance Corp. in connection therewith.

“2012 Senior Unsecured Notes”: the 6.375% Senior Notes due 2022 issued by the Borrower pursuant to the 2012 Senior Unsecured Note Indenture.

“2013 Senior Unsecured Indenture”: the Indenture dated as of October 10, 2013, as supplemented through the date hereof, entered into by the Borrower and MPT Finance Corp. in connection with the issuance of the 2013 Senior Unsecured Notes in the principal amount of €200,000,000 and the 2014 Senior Unsecured Notes in the principal amount of $300,000,000, together with all instruments, supplements and other agreements entered into by the Borrower and MPT Finance Corp. in connection therewith.

“2013 Senior Unsecured Notes”: the 5.750% Senior Notes due 2020 issued by the Borrower pursuant to the 2013 Senior Unsecured Note Indenture.

“2014 Senior Unsecured Notes”: the 5.50% Senior Notes due 2024 issued by the Borrower pursuant to the 2013 Senior Unsecured Note Indenture.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 A.M. London time on such day. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“ABR Loans”: Loans denominated in Dollars the rate of interest applicable to which is based upon the ABR.

“Additional Credit Extension Amendment”: an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Additional Senior Unsecured Indentures”: the 2012 Senior Unsecured Note Indenture, the 2013 Senior Unsecured Note Indenture and any other indenture entered into by the Borrower and its Subsidiaries in connection with the issuance of the Additional Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower and its Subsidiaries in connection therewith.

“Additional Senior Unsecured Notes”: the 2012 Senior Unsecured Notes, the 2013 Senior Unsecured Notes, the 2014 Senior Unsecured Notes and any other senior unsecured notes issued by the Borrower that are pari passu with the Obligations and that are in an amount that would not cause a violation of any covenant set forth in Section 7.1 or any other provision of this Agreement after giving pro forma effect to the incurrence of the Indebtedness under such notes.

“Adjusted NOI”: for any fiscal period, the NOI (or pro rata share of NOI from any Real Property owned by an unconsolidated Subsidiary or joint venture of the Borrower) from any Real Property and adjusted to remove the effect of recognizing rental income on a straight-line basis over the applicable lease term.

“Adjustment Date”: as defined in the definition of “Pricing Grids”.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates (including J.P. Morgan Europe Limited with respect to Loans and Letters of Credit denominated in an Alternative Currency), as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agency Site”: the Electronic System established by the Administrative Agent to administer this Agreement.

“Agent Party”: as defined in Section 10.2.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agents, and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Funding Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposures of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Alternative Currency”: each of the following currencies: AUD, CAD, CHF, Euro, Sterling and Yen, together with each other currency (other than Dollars) that is approved in accordance with Section 1.4.

“Alternative Currency Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit”: an amount equal to the lesser of the Total Revolving Commitments and $300,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitments.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth in the Pricing Grids.

“Applicable Time”: with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.1 of this Agreement), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: the financial institutions listed as “Joint Lead Arrangers and Joint Bookrunners” on the cover page to this Agreement.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“AUD”: the lawful currency of the Commonwealth of Australia.

“AUD Screen Rate”: with respect to any Interest Period, the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for AUD bills of exchange with a tenor equal to such Interest Period, displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; and when used in connection with a Eurodollar Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency and, if the Loan or Letter of Credit which is the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.

“CAD”: the lawful currency of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, membership interests in a limited liability company, and beneficial interests in a trust, and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, or (i) in the case of any

Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes; provided that such Investments shall only be included in Total Asset Value if they are freely available to be repatriated to the Borrower without adverse tax or accounting consequences.

“Cash Management Services”: any cash management services that are (i) in effect on the Closing Date between a Loan Party and a counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date or (ii) entered into after the Closing Date between a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such services are entered into.

“CDOR Screen Rate”: with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to such Interest Period, displayed on CDOR page of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“CHF”: the lawful currency of Switzerland.

“Closing Date”: the date hereof.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitments”: as to any Lender, the Revolving Commitment and Term Commitment of such Lender.

“Commitment Fee Rate”: for any calendar quarter (a) 0.35% per annum if the average daily Revolving Commitment Utilization Percentage for such quarter is less than 50% and (b) 0.25% per annum if the average daily Revolving Commitment Utilization Percentage for such quarter is greater than or equal to 50%.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Communications”: as defined in Section 10.2.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May 2014 and furnished to certain Lenders.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Tangible Net Worth”: as of any date of determination for Holdings and its Subsidiaries on a consolidated basis, consolidated shareholder’s equity (as reported on the consolidated balance sheet of Holdings in accordance with GAAP) minus assets of Holdings and its Subsidiaries that are considered to be intangible assets under GAAP (other than SFAS 141 Intangibles).

“Construction-in-Process”: cash expenditures for land and improvements with respect to Development Properties determined in accordance with GAAP.

“Continuing Directors”: the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director’s nomination for election or appointment to the board of directors of Holdings is made by, or at the direction of, at least 66-2/3% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Credit Rating”: the publicly announced senior unsecured credit rating of the Borrower given by Moody’s, S&P or Fitch.

“Debt Rating Pricing Election Date”: the date on which (a) the Borrower has achieved and continues to maintain an Investment Grade Rating and (b) the Borrower has delivered a Debt Rating Pricing Election Notice to the Administrative Agent.

“Debt Rating Pricing Election Notice”: a notice delivered by Borrower to the Administrative Agent of its election to have the Applicable Margin and Facility Fee Percentage determined by reference to the Ratings Based Pricing Grids instead of the Leverage Based Pricing Grids.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) is the Subsidiary of a Parent that has become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(e)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Development Property”: a Real Property owned by the Borrower or one of its Subsidiaries on which the construction of a medical building of a type consistent with the Borrower’s business strategy has commenced, other than any Real Property with respect to which any interruption of construction has lasted for more than sixty (60) consecutive days. Such Real Property shall be treated as a Development Property until construction is completed and a certificate of occupancy (or its equivalent in the applicable jurisdiction) has been issued.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”: means (a) a prospective assignee or successor administrative agent (other than a Lender or an Affiliate of a Lender) which is a REIT investing primarily in healthcare properties (including, without limitation, hospitals), or (b) an Affiliate of such REIT that is identified in the securities filings for such REIT.

“Documentation Agents”: the financial institutions listed as “Documentation Agents” on the cover page of this Agreement.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EBITDA”: for any fiscal period for any Person, consolidated net income (or loss) before interest, taxes, depreciation and amortization, calculated for such period on a consolidated basis in conformity with GAAP, excluding gains and losses from extraordinary, unusual or non-recurring items, acquisition costs for completed acquisitions, write-offs of straight-line rent related to sold assets, asset sales or write-ups/write-downs and forgiveness of indebtedness.

“EBITDAR”: for any fiscal period for any Person, EBITDA of such Person plus rent or operating lease expense of such Person, calculated for such period on a consolidated basis in conformity with GAAP.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”: any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Lender and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee”: (a) a Lender or any Affiliate or Approved Fund of such Lender, or (b) a bank, trust company, finance company, insurance company or any other Person that is regularly engaged in making, purchasing or investing in loans of a type similar to the Loans; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (w) Holdings, the Borrower or any of their respective Subsidiaries or Affiliates, (x) any natural person, (y) any Defaulting Lender or (z) any Disqualified Institution.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” and “€”: the single currency of the Participating Member States.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan (a) for any LIBOR Quoted Currency, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, and (b) for any Non-Quoted Currency, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time and on the Quotation Day for such currency and Interest Period; provided that, if the LIBO Screen or Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate or Local Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurodollar Base Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate. Eurodollar Loans may be denominated in Dollars or, if a Revolving Loan, an Alternative Currency. All Loans denominated in an Alternative Currency must be a Eurodollar Loan.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, an interest rate per annum (rounded upward if necessary to the nearest 1/100th of 1%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary.

“Excluded Subsidiaries”: the Subsidiaries of the Borrower listed on Schedule ES attached hereto, as such Schedule ES may be updated by a Responsible Officer of the Borrower to include (a) any Subsidiary acquired pursuant to an acquisition permitted hereunder which is financed with secured Indebtedness incurred pursuant to Section 7.2(f) and each Subsidiary thereof that guarantees such Indebtedness (in each case to the extent that guaranteeing the Obligations is prohibited by such Indebtedness), (b) any Subsidiary of an Excluded Subsidiary, (c) any Subsidiary that is not wholly-owned by the Borrower, and is either acquired pursuant to an acquisition permitted hereunder or formed in a manner not expressly prohibited hereunder, and is prohibited by its organizational documents from giving a guaranty of the Obligations, (d) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, and (e) any Domestic Subsidiary if it has no material assets other than Capital Stock in or Indebtedness of one or more Foreign Subsidiaries; provided that such Subsidiary shall cease to be an Excluded Subsidiary hereunder if such secured Indebtedness is repaid or becomes unsecured or if such Subsidiary ceases to guarantee such secured Indebtedness or if such Subsidiary ceases to be prohibited from giving a guaranty of the Obligations in the case of clause (a) and in the case of clause (c).

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of , or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements”: as defined in the recitals hereto.

“Existing Revolving Credit Agreement”: as defined in the recitals hereto.

“Existing Term Loan Agreement”: as defined in the recitals hereto.

“Facility”: each of (a) the Term Facility and (b) the Revolving Facility, and collectively, the “Facilities”.

“Facility Fee”: as defined in Section 2.8(b).

“Facility Fee Percentage”: the rate per annum set forth in the Pricing Grids.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: the first Business Day following the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“Fitch”: Fitch, Inc.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived in accordance with Section 10.1).

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with Accounting Standards Codification 840 on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied and (ii) Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: any Subsidiary of the Borrower that (x) does not own or lease an Unencumbered Property and (y) on a consolidated basis with its respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, have an aggregate net equity value of $50,000,000 or less.

“Impacted Interest Period”: as defined in the definition of “Eurodollar Base Rate”.

“Increased Amount Date”: as defined in Section 2.23.

“Incremental Commitments”: as defined in Section 2.23.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all obligations under so-called forward equity purchase contracts to the extent such obligations are not payable solely in equity interests, (k) all obligations in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan for U.S. income tax purposes) and (l) such obligor’s liabilities, contingent or otherwise of the type set forth in (a) through (h) above, under any joint-venture, limited liability company or partnership agreement, and (m) all obligations of such Person in respect of Swap Agreements, valued at the Swap Termination Value thereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”: for any fiscal period, an amount equal to the sum of the following with respect to all Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP, plus (ii) all capitalized interest determined in accordance with GAAP, plus (iii) the amortization of deferred financing costs (including the Borrower’s pro rata share thereof for unconsolidated Subsidiaries and joint ventures), excluding, to the extent included in Interest Expense above, (A) the amount of such Interest Expense of any Subsidiary if the net income of such Subsidiary is excluded in the calculation of Net Operating Income (but only in the same proportion as the net income of such Subsidiary is excluded from the calculation of Net Operating Income), as determined on a consolidated basis in conformity with GAAP and (B) (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees, including, without limitation, any fees associated with the exercise of the option to increase the Commitments) and (v) any amount not payable in cash).

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, for any LIBOR Quoted Currency, with the consent of each Lender, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, for any LIBOR Quoted Currency, with the consent of each Lender, twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is (x) three Business Days prior to the last day of the then current Interest Period with respect to Eurodollar Loans denominated in Dollars and (y) four Business Days prior to the last day of the then current Interest Period with respect to Eurodollar Loans denominated in Alternative Currencies; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date or the Term Loan Maturity Date, as applicable;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which such Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Grade Rating”: a Credit Rating of BBB- or better from S&P or a Credit Rating of Baa3 or better from Moody’s.

“Investments”: as defined in Section 7.8.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: JPMorgan Chase Bank, N.A. or any affiliate thereof, in its capacity as issuer of any Letter of Credit.

“L/C Commitment”: the amount that is ten percent (10%) of the Total Revolving Commitments then in effect.

“L/C Exposure”: at any time, the sum of the L/C Obligations at such time. Except to the extent that the L/C Exposure of a Defaulting Lender has been reallocated in accordance with Section 2.24(c), the L/C Exposure of any Revolving Lender shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired Dollar Equivalent amount of the then outstanding Letters of Credit and (b) the aggregate Dollar Equivalent amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lease Coverage Ratio”: for any person or property for any period, the ratio of EBITDAR for such person or property for such period to the aggregate rent payable under leases with respect to such person or property for such period.

“Lender Swap Agreement”: any Swap Agreement that (i) was in effect on the Closing Date between a Loan Party and a counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date or (ii) is or was entered into after the Closing Date between a Loan Party and any counterparty that is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Swap Agreement is entered into.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a). Letters of Credit may be denominated in Dollars or an Alternative Currency.

“Leverage Based Pricing Grids”: as defined in the definition of “Pricing Grids”.

“LIBO Screen Rate”: as defined in the definition of “Eurodollar Base Rate”.

“LIBOR Quoted Currency”: Dollars, Euros, GBP, JPY and CHF.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Notes, any document granting a Lien on cash collateral pursuant to Section 8, the fee agreements described in Section 2.8(b), and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: Holdings, the Borrower and the Subsidiary Guarantors.

“Local Screen Rates”: the AUD Screen Rate or the CDOR Screen Rate.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: as defined in the definition of Cash Equivalents.

“Mortgage Note”: as defined in the definition of Total Asset Value.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Operating Income (“NOI”)”: for any fiscal period, and with respect to any Real Property, the total rental and other operating income from the operation of such Real Property (including proceeds of rent loss or business interruption insurance) after deducting all expenses and other proper charges incurred by the Group Members in connection with the operation of such Real Property during such fiscal period, including, without limitation, property operating expenses paid by a Group Member and real estate taxes and bad debt expenses paid by a Group Member, but before payment or provision for Total Fixed Charges, income taxes, and depreciation, amortization, and other non-cash expenses of a Group Member, all as determined in accordance with GAAP. In the case of Real Property owned by Affiliates of the Borrower which are not wholly-owned by the Borrower, Net Operating Income shall be reduced by the amount of cash flow of such Affiliate allocated for distribution to the other owners of such Affiliate.

“New Revolving Commitments”: as defined in Section 2.23.

“New Revolving Lender”: as defined in Section 2.23.

“New Term Commitments”: as defined in Section 2.23.

“New Term Lender”: as defined in Section 2.23.

“New Term Loan”: as defined in Section 2.23.

“Non-Quoted Currency”: means each of AUD and CAD; collectively, “Non-Quoted Currencies”.

“Nonrecourse Indebtedness”: with respect to a Person, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Normalized Adjusted FFO”: for any fiscal period, “funds from operations” (or “FFO”) of the Group Members as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that FFO shall (a) be based on net income after payment of distributions to holders of preferred partnership units in the Borrower and distributions necessary to pay holders of preferred stock of Holdings and (b) at all times exclude (i) charges for impairment losses, (ii) stock-based compensation, (iii) write-offs or reserves of straight-line rent related to sold assets, (iv) amortization of debt costs, (v) non-recurring charges and (vi) any costs, fees and expenses related to acquisitions.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses

(including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Participating Member States”: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Investments”:

(a)	Investments made by the Borrower or the Subsidiaries as a result of consideration received in connection with any disposition or transfer of assets permitted under Section 7.5;

(b)	extensions of trade credit in the ordinary course of business;

(c)	Investments in cash and Cash Equivalents;

(d)	Guarantee Obligations permitted by Section 7.2;

(e)	loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,500,000 at any one time outstanding;

(f)	Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(g)	Investments in tenants and any Investments made pursuant to a RIDEA Structure in an aggregate amount not to exceed the greater of (x) $600,000,000 and (y) 15% of Total Asset Value at any one time outstanding, so long as such Investment does not cause an Event of Default;

(h)	obligations under Swap Agreements otherwise permitted under this Agreement;

(i)	intercompany Investments by any Group Member in the Borrower or any Person that, prior to such or upon the making of such investment, is a Wholly-Owned Subsidiary Guarantor;

(j)	any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(k)	Investments in Subsidiaries (other than Wholly-Owned Subsidiary Guarantors) and joint ventures in an aggregate amount not to exceed the greater of $157,500,000 and 5.0% of Total Asset Value (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of Investments in such Person made after the Closing Date in reliance on this clause), so long as such Investment does not cause an Event of Default;

(l)	Investments consisting of acquisitions of real property or Mortgage Notes receivable (including any such acquisitions effected through acquisition, merger, or consolidation of a Person that will become a Subsidiary) consistent with the Borrower’s business strategy, so long as such Investment does not cause an Event of Default;

(m)	additional Investments not to exceed the greater of (x) $157,500,000 and (y) 5.0% of Total Asset Value at any time outstanding, so long as such Investment does not cause an Event of Default;

(n)	pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(o)	any Investment acquired by Holdings, the Borrower or any of its Subsidiaries (a) in exchange for any other Investment or accounts receivable or rents receivable held by Holdings, the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or rents receivable or (b) as a result of a foreclosure by Holdings, the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(p)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(q)	any Investment made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by Holdings, the Borrower and any of their Subsidiaries in connection with such plans; and

(r)	any transaction (other than any Investment specifically limited by the above clauses (a) through (q)) which constitutes an Investment to the extent permitted by Section 7.10.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is at such time (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pooled Unencumbered Properties”: the Unencumbered Properties consisting of (a) as of the Closing Date, those properties set forth on Schedule PUP for which the underlying leases relating to such properties are cross-defaulted, and (b) after the Closing Date, such other additional or replacement Unencumbered Properties for which the underlying leases relating to such properties are cross-defaulted and which are reasonably acceptable to the Administrative Agent for addition to Schedule PUP from time to time.

“Pricing Grids”: (a) From and after the Closing Date and until the Debt Rating Pricing Election Date, the table set forth below (the “Leverage Based Pricing Grids”).

For Revolving Loans:

Total Leverage Ratio	Applicable Margin for Revolving Loans which are Eurodollar Loans	Applicable Margin for Revolving Loans which are ABR Loans
<40%	1.70%	0.70%
>40% and <50%	1.80%	0.80%
>50% and <55%	2.00%	1.00%
>55%	2.25%	1.25%

For Term Loans:

Total Leverage Ratio	Applicable Margin for Term Loans which are Eurodollar Loans	Applicable Margin for Term Loans which are ABR Loans
<40%	1.60%	0.60%
>40% and <50%	1.70%	0.70%
>50% and <55%	1.95%	0.95%
>55%	2.20%	1.20%

For the purposes of the Leverage Based Pricing Grids, changes in the Applicable Margin resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Leverage Based Pricing Grids shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Leverage Based Pricing Grids shall apply. Each determination of the Total Leverage Ratio pursuant to the Leverage Based Pricing Grids shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

If at any time the financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

(b) From and after the Debt Rating Pricing Election Date, the table set forth below (the “Ratings Based Pricing Grids”).

For Revolving Loans

Range of Credit Ratings (S&P/Moody’s/ Fitch Ratings)	Applicable Margin for Revolving Loans which are Eurodollar Loans (% per annum)	Applicable Margin for Revolving Loans which are ABR Loans (% per annum)	Facility Fee Percentage (% per annum)
A-/A3 or higher	0.95%	0.00%	0.125%
BBB+/Baa1	1.05%	0.05%	0.15%
BBB/Baa2	1.15%	0.15%	0.20%
BBB-/Baa3	1.40%	0.40%	0.30%
below BBB-/Baa3 or unrated	1.75%	0.75%	0.35%

For Term Loans

Range of Credit Ratings (S&P/Moody’s/ Fitch Ratings)	Applicable Margin for Term Loans which are Eurodollar Loans (% per annum)	Applicable Margin for Term Loans which are ABR Loans (% per annum)
A-/A3 or higher	1.025%	0.025%
BBB+/Baa1	1.15%	0.15%
BBB/Baa2	1.30%	0.30%
BBB-/Baa3	1.65%	0.65%
below BBB-/Baa3 or unrated	2.05%	1.05%

For purposes of the Ratings Based Pricing Grids, if at any time the Borrower has two (2) Credit Ratings, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to the highest Credit Rating; provided that if the highest Credit Rating and the lowest Credit Rating are more than one ratings category apart, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to Credit Rating that is one ratings category below the highest Credit Rating. If at any time the Borrower has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin and Facility Fee Percentage shall be the rate per annum that would be applicable if the second highest Credit

Rating of the three were used. If at any time the Borrower has only one Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to such Credit Rating. If the Borrower does not have a Credit Rating from either Moody’s or S&P, the Applicable Margin and Facility Fee Percentage shall be the rate per annum applicable to a Credit Rating of “below BBB-/Baa3 or unrated” in the tables above.

A change (if any) in the Applicable Margin and Facility Fee Percentage shall be effective immediately as of the date on which any of the rating agencies announces a change in the Credit Rating or the date on which the Borrower no longer has a Credit Rating from one of the rating agencies or the date on which the Borrower has a Credit Rating from a rating agency that had not provided a Credit Rating for the Borrower on the day immediately preceding such date, whichever is applicable.

“Projections”: as defined in Section 6.2(b).

“Properties”: as defined in Section 4.17(a).

“Quotation Day”: with respect to any borrowing of Eurodollar Loans for any Interest Period, (i) if the currency is GBP, AUD or CAD, the first day of such Interest Period, (ii) if the currency is Euro, two TARGET Days before the first day of such Interest Period, and (iii) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurodollar Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days).

“Ratings Based Pricing Grids”: as defined in the definition of “Pricing Grids”.

“Real Property”: any real property owned or ground-leased by a Group Member.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recourse Indebtedness”: any Indebtedness that is not Nonrecourse Indebtedness.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“REIT”: a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, subject to Section 2.24(b), the holders of more than fifty percent (50%) of the sum of (a) the aggregate unpaid principal amount of the Term Loans plus (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, chief operating officer, managing director, controller, treasurer, vice president or secretary of Holdings, the sole member of the general partner of the Borrower, but in any event, with respect to financial matters, the chief financial officer or controller of Holdings, the sole member of the general partner of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revaluation Date”: (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Eurodollar Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Loan denominated in an Alternative Currency pursuant to Section 2.12, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including Section 2.23. The original amount of the Total Revolving Commitments is $775,000,000.

“Revolving Commitment Period”: the period from and including the Funding Date to the Revolving Termination Date.

“Revolving Commitment Utilization Percentage”: on any date, the percentage equal to a fraction (a) the numerator of which is the Total Revolving Extensions of Credit and (b) the denominator of which is the Total Revolving Commitments; provided that in calculating the Total Revolving Extensions of Credit for purposes of Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate Dollar Equivalent principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the Loans and extensions of credit made thereunder made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments; provided that in the case of Section 2.24 when a Defaulting Lender which is a Revolving Lender shall exist, “Revolving Percentage” shall mean the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment). With respect to any Revolving Lender whose Revolving Commitments shall have expired or terminated, “Revolving Percentage” shall mean the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: June 19, 2018, subject to extension as provided in Section 2.25.

“RIDEA”: REIT Investment Diversification and Empowerment Act of 2007, as amended.

“S&P”: as defined in the definition of Cash Equivalents.

“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate”: the LIBOR Screen Rate and the Local Screen Rates, collectively and individually as the context may require.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Indebtedness”: the portion of Total Indebtedness which is secured by a Lien on any Real Property, personal property, Capital Stock or other assets.

“Senior Note Indenture”: the Indenture dated as of July 14, 2006 entered into by the Borrower and Holdings in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or Holdings in connection therewith.

“Senior Notes”: the senior notes of the Borrower issued pursuant to the Senior Note Indenture.

“Significant Acquisition”: any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more Group Members of properties or assets of a Person (or the Capital Stock of a Person) for a purchase price in excess of 5% of Total Asset Value or its foreign currency equivalent.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” or “Designated Event” (or any other defined term having a similar purpose) as defined in the Senior Note Indenture.

“Specified Jurisdictions”: Germany, the United Kingdom, Australia, Canada, Switzerland, Japan and such other countries or such territories of the United States as are proposed by the Borrower and approved by the Administrative Agent.

“Specified Time”: (i) in relation to a Loan in AUD, as of 11:00 A.M., Sydney, Australia time; (ii) in relation to a Loan in CAD, as of 11:00 A.M. Toronto, Ontario time; and (iii) in relation to a Loan in a LIBOR Quoted Currency, as of 11:00 A.M., London time.

“Spot Rate”: for a currency means the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from Reuters, Bloomberg another financial institution designated by the Administrative Agent or the Issuing Lender if the Person acting in such capacity so elects; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “GBP”: the lawful currency of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower, other than any Excluded Foreign Subsidiary, any Immaterial Subsidiary and any Excluded Subsidiary, that is party to the Guarantee Agreement.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction, including any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any netting agreements relating to such Swap Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in a bankruptcy or insolvency proceeding against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed the amount that is ten percent (10%) of the Total Revolving Commitments then in effect.

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. Except to the extent the Swingline Exposure of a Defaulting Lender has been reallocated in accordance with Section 2.24(c), the Swingline Exposure of any Revolving Lender shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Syndication Agent”: as defined in the preamble hereto.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, (a) the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A or (b) any incremental Commitments of such Lender to make New Term Loans pursuant to Section 2.23. The initial aggregate amount of the Term Commitments is $125,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1, and including any incremental Term Loans made pursuant to Section 2.23.

“Term Loan Maturity Date”: June 19, 2019.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Funding Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all of the Term Loans then outstanding).

“Total Asset Value”: an amount equal to the sum, without duplication, of (i) the undepreciated cost (after taking into account any impairments) of all Real Properties that are

100% fee owned or ground-leased by the Group Members (other than Development Properties), plus (ii) the pro-rata share of the undepreciated cost (after taking into account any impairments) of all Real Properties that are less than 100% fee owned or ground-leased by the Group Members (other than Development Properties), plus (iii) unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000; provided that, for purposes of calculating the Total Leverage Ratio, no such unrestricted cash and Cash Equivalents will be added to Total Asset Value if such unrestricted cash and Cash Equivalents have been deducted from Total Indebtedness in the Total Leverage Ratio, plus (iv) the book value of (A) notes receivable of the Group Members which are secured by mortgage Liens on real estate and which are not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods that has resulted in the commencement of the exercise of remedies (“Mortgage Notes”), (B) notes receivable of Group Members (1) under which the obligor (or the guarantor thereof) is the operator of a medical property for which a Group Member is the lessor or mortgagee, (2) which are cross-defaulted to the lease or Mortgage Note held by such Group Member, (3) which are not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods, and (4) which are not in a principal amount in excess of $15,000,000 per note and are set forth in a schedule provided to the Administrative Agent (provided that not more than $50,000,000 of Total Asset Value may be attributable to notes receivable described in this clause (B)) and (C) notes receivable in the original principal amount of approximately $93,200,000 evidencing the acquisition loan in connection with the acquisition of Ernest Health, Inc., plus (v) the book value (after taking into account any impairments) of Construction-in-Process for all Development Properties (in an amount not to exceed the greater of $200,000,000 and 7% of Total Asset Value), all as determined on a consolidated basis in accordance with GAAP.

“Total EBITDA”: for any fiscal period, total EBITDA of the Group Members and the Borrower’s pro rata share of EBITDA of unconsolidated Subsidiaries and joint ventures of the Group Members.

“Total Fixed Charges”: for any fiscal period, an amount equal to the sum of (i) Interest Expense, (ii) regularly scheduled installments of principal payable with respect to all Total Indebtedness (but excluding any balloon bullet, or similar payments due at maturity and principal payments with respect to intercompany Indebtedness between the Borrower and its Wholly Owned Subsidiaries), plus (iii) all dividend payments due to the holders of any preferred shares of beneficial interest of Holdings and all distributions due to the holders of any limited partnership interests in the Borrower other than (a) limited partner distributions based on the per share dividend paid on the common shares of beneficial interest of the Company (including the Borrower’s pro rata share thereof for unconsolidated Subsidiaries and joint ventures), (b) redemption payments or charges in connection with the redemption of preferred Capital Stock and (c) dividends or distributions paid or payable to the Borrower or any of its Subsidiaries.

“Total Indebtedness”: all Indebtedness of the Group Members and the Borrower’s pro rata share of all Indebtedness of unconsolidated Subsidiaries and joint ventures of the Borrower.

“Total Leverage Ratio”: as defined in Section 7.1(a).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unencumbered Asset Value”: an amount equal to the sum without duplication of (i) the undepreciated cost (after taking into account any impairments) of those Unencumbered Properties (other than Development Properties) that are 100% fee owned or ground leased by the Borrower or a Guarantor, plus (ii) the pro rata share of the undepreciated cost (after taking into account any impairments) of those Unencumbered Properties (other than Development Properties) that are at least 51% owned by the Borrower, directly or indirectly, plus (iii) the book value of unencumbered Mortgage Notes so long as (A) the real estate securing such Mortgage Note meets the criteria for an Unencumbered Property that is not a Development Property (other than clauses (1), 3(a) and (7) of the definition thereof) and (B) such Mortgage Note is not more than 60 days past due or otherwise in payment default after giving effect to applicable cure periods that has resulted in the commencement of the exercise of remedies, plus (iv) unrestricted cash and Cash Equivalents in excess of $10,000,000; provided that, for purposes of calculating the Unsecured Leverage Ratio, no such unrestricted cash and Cash Equivalents will be added to Unencumbered Asset Value if such unrestricted cash and Cash Equivalents have been deducted from Unsecured Indebtedness in the Unsecured Leverage Ratio, plus (v) the book value (after taking into account any impairments) of Construction-in-Process for all Development Properties that are Unencumbered Properties (in an amount not to exceed the greater of $200,000,000 and 7% of Unencumbered Asset Value), all, except for clause (ii), as determined on a consolidated basis in accordance with GAAP;

provided that (A) not more than 30% of Unencumbered Asset Value shall be attributable to Mortgage Notes, (B) not more than 15% of Unencumbered Asset Value may be attributable to any single Unencumbered Property, (C) not more than 30% of Unencumbered Asset Value may be attributable to Unencumbered Properties and Mortgage Notes for which a single Person is the tenant or obligor (and where any tenant or obligor is a joint venture in which a Person holds an interest, only such Person’s pro-rata share of the Unencumbered Asset Value attributable to the Unencumbered Property or Mortgage Note owned by such joint venture shall be counted against such Person for purposes of this clause (C)), provided that not more than 40% of Unencumbered Asset Value may be attributable to Unencumbered Properties and Mortgage Notes for which Prime Healthcare is the tenant or obligor in any two consecutive quarters, (D) not more than 30% of Unencumbered Asset Value may be attributable to Unencumbered Properties that are not wholly-owned by the Borrower or a Guarantor; provided further that not more than 20% of Unencumbered Asset Value may be attributable to Unencumbered Properties that are at least 51% owned by the Borrower, directly or indirectly, but less 90% owned by the Borrower, directly or indirectly, (E) not more than 15% of Unencumbered Asset Value may be attributable to Unencumbered Properties that are ground-leased by the Borrower or a Guarantor, (F) not more than 15% of Unencumbered Asset Value, in the aggregate, may be attributable to single Unencumbered Properties that have a Lease Coverage Ratio for the most recent four quarters of less than 1.50 to 1.0 or Pooled Unencumbered Properties which have an aggregate Lease Coverage Ratio for the most recent four quarters of less than 1.50 to 1.0; provided that such limitation shall cease to apply if the Borrower achieves and maintains an Investment Grade Rating, (G) not more than 20% of Unencumbered Asset Value, in the aggregate, may be attributable to Unencumbered Properties located in Specified Jurisdictions, and (H) not more than 10% of Unencumbered Asset Value, in the aggregate, may be attributable to any Real Property leased to a tenant that is subject to any Bankruptcy Event.

“Unencumbered NOI”: for any fiscal period, the sum of (a) the total Adjusted NOI attributable to all Unencumbered Properties for such period plus (b) the net income attributable to any unencumbered Mortgage Notes that are included in the calculation of Unencumbered Asset Value.

“Unencumbered Property”: any Real Property that meets each of the following criteria as of the date of determination (with each such Real Property that meets such criteria being treated as an Unencumbered Property herein):

1.	Such Real Property is either (i) 100% fee owned or ground leased (with a remaining term of at least 25 years (except for the Real Property described on Schedule EGL which shall have a remaining ground lease term of at least 20 years) and the ability to qualify for financing under traditional long term financing terms and conditions), by Borrower or, except as provided in Section 10.14(c), a Subsidiary Guarantor or (ii) at least 51% owned by the Borrower, directly or indirectly, so long as the Borrower exclusively controls the sale and financing of such Real Property.

2.	Such Real Property is improved with one or more completed medical buildings of a type consistent with the Borrower’s business strategy, unless such Real Property is a Development Property.

3.	Such Real Property is not directly or indirectly subject to any Lien (other than Liens permitted under clauses (a), (b), (c), (d), (e), (g) and (h) of Section 7.3) or any negative pledge agreement or other agreement that prohibits the creation of a Lien.

4.	The representations in Section 4.17 are true with respect to such Real Property.

5.	The buildings and improvements on such Real Property are free of material defects which would materially decrease the value of such Real Property.

6.	Such Real Property is located in the United States or a Specified Jurisdiction; provided if such Real Property is located in a Specified Jurisdiction and the Foreign Subsidiary that is the owner or lessee of such Real Property is not a Subsidiary Guarantor, then such Real Property shall only be treated as an Unencumbered Property if such Subsidiary does not have any Recourse Indebtedness.

7.	Such Real Property is subject to a triple-net lease with a tenant, the tenant under such lease is not in default in the payment of base rent after giving effect to applicable cure periods, and such tenant is not in bankruptcy under Chapter 7 of the U.S. Bankruptcy Code or similar insolvency liquidation proceedings of a country other than the United States, unless such Real Property is a Development Property.

“United States”: the United States of America.

“Unreimbursed Amount”: as defined in Section 3.5.

“Unsecured Indebtedness”: the outstanding principal amount of Total Indebtedness that is not secured by a Lien on any Real Property, personal property, Capital Stock or other assets.

“Unsecured Interest Expense”: for any fiscal period, the amount of Interest Expense on Unsecured Indebtedness. Unsecured Interest Expense shall be equal to the greater of (i) the actual Interest Expense on the Unsecured Indebtedness, and (ii) interest that would be payable on Unsecured Indebtedness that bears interest at a variable rate assuming an interest rate of 7.0%.

“Unsecured Leverage Ratio”: as defined in Section 7.1(f).

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(f)(ii)(B)(3).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: (a) prior to the release of the Subsidiary Guarantors pursuant to Section 10.14(c), any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower, and (b) after the release of the Subsidiary Guarantors pursuant to Section 10.14(c), any Wholly Owned Subsidiary of the Borrower (even though it is no longer a Subsidiary Guarantor).

“Yen” and “JPY”: the lawful currency of Japan.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans and Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.

(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurodollar Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurodollar Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or with respect to any comparable or successor rate thereto.

1.4 Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurodollar Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and for which Reuters (or a successor thereto, or a substitute service selected by the Administrative Agent) reports a Eurodollar Base Rate. In the case of any such request with respect to the making of Eurodollar Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Issuing Lender and all of the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 A.M., twenty (20) Business Days prior to the date of the desired Loan or Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Lender thereof. Each Lender (in the case of any such request pertaining to Eurodollar Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 A.M., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Lender, as the case may be, to permit Eurodollar Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Eurodollar Loans; and if the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.4, the Administrative Agent shall promptly so notify the Borrower.

1.5 Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower in Dollars in a single borrowing on the Funding Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Lenders’ commitments to make the Term Loan shall expire on the earlier to occur of 5:00 P.M. on the Funding Date and June 30, 2014 if the Funding Date has not occurred by such date. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Funding Date, specifying the amount to be borrowed, the requested Borrowing Date and whether such Term Loan shall be Eurodollar Loans or ABR Loans and, in the case of Eurodollar Loans, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of “Interest Period”. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 11:00 A.M., New York City time, on the Funding Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in Dollars in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

If no election as to the Type of Term Loan is specified, then the requested Term Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurodollar Tranche, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a borrowing request in the form of Exhibit E and in accordance with this Section, the Administrative Agent shall advise each Term Lender of the details thereof and of the amount of such Term Lender’s Term Loan to be made.

Each Term Loan shall be made by the Term Lenders ratably in accordance with their applicable Term Commitments; provided that the failure of any Term Lender to make its Term Loan shall not in itself relieve any other Term Lender of its obligation to lend hereunder (it being understood, however, that no Term Lender shall be responsible for the failure of any other Term Lender to make any Term Loan required to be made by such other Term Lender). ABR Loans comprising any Term Loan shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Eurodollar Loans comprising any Term Loan shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

Subject to Sections 2.16 and 2.18, each Eurodollar Tranche shall be comprised entirely of Eurodollar Loans as Borrower may request in accordance herewith. Each Term Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Term Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of Term Loans of more than one Type may be outstanding at the same time, subject to Section 2.13. For purposes of the foregoing, Eurodollar Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.

Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Tranche if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

2.3 [Reserved].

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate Dollar Equivalent principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided that after giving effect to any such Revolving Loans, (x) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments and (y) the Total Revolving Extensions of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date. The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit E (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in Dollars, (b) four Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans denominated in Alternative Currencies, or (c) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor and (iv) the currency of the Revolving Loans to be borrowed, and certifying that the conditions set forth in Section 5.2 are satisfied. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, the Dollar Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent in funds immediately available to the Administrative Agent for the account of the Borrower at the Funding Office prior to (x) 12:00 Noon, New York City time, in the case of Revolving Loans denominated in Dollars or (y) the Applicable Time specified by the Administrative Agent, in the case of Revolving Loans denominated in an Alternative Currency, in each case, on the Borrowing Date requested by the Borrower. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. If the Borrower fails to specify a currency in a Borrowing Notice for any Revolving Loans, then such Revolving Loans shall be made in Dollars.

Subject to Sections 2.16 and 2.18, each borrowing of Revolving Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Revolving Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Revolving Loan in accordance with the terms of this Agreement. Borrowings of Revolving Loans of more than one Type may be outstanding at the same time, subject to Section 2.13. For purposes of the foregoing, Eurodollar Tranches having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate borrowings.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero and (iii) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans denominated in Dollars only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing in the form of Exhibit E (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and certifying that the conditions set forth in Section 5.2 are satisfied. Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, Facility Fees, etc.

(a) Until the Debt Rating Pricing Election Date, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee in Dollars for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) From and after the Debt Rating Pricing Election Date, the Borrower agrees to pay the Administrative Agent, for the account of each Revolving Lender, a facility fee (the “Facility Fee”) in Dollars equal to the then applicable Facility Fee Percentage on the Total Revolving Commitments, such fee being payable quarterly in arrears on each Fee Payment Date, commencing on the first day of the fiscal quarter next succeeding the Debt Rating Pricing Election Date.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

2.10 Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as set forth below), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, (i) three Business Days prior thereto, in the case of Eurodollar Loans denominated in Dollars, (ii) four Business Days prior thereto, in the case of Eurodollar Loans denominated in Alternative Currencies, (iii) one Business Day prior thereto, in the case of ABR Loans, and (iv) on the date of prepayment, in the case of Swingline Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans or Term Loans shall be in an aggregate principal Dollar Equivalent amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof or, if less, the entire principal amount thereof then outstanding.

(b) The Administrative Agent shall calculate the Dollar Equivalent Amount of all Revolving Extensions of Credit denominated in Alternative Currencies at the time of each borrowing thereof, on the last Business Day of each month and at such other times as the Administrative Agent may elect. If the Administrative Agent notifies the Borrower at such times that the outstanding Dollar Equivalent amount of all Revolving Extensions of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans in an aggregate amount sufficient to reduce such Revolving Extensions of Credit as of such date of payment to an amount not to exceed 105% of the Alternative Currency Sublimit then in effect. In addition, if the Administrative Agent notifies the Borrower at any time that the outstanding Dollar Equivalent amount of all Revolving Extensions of Credit at such time exceeds an amount equal to 105% of the Total Revolving Commitments then in effect, then, within five (5) Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans in an aggregate amount sufficient to reduce such Revolving Extensions of Credit as of such date of payment to an amount not to exceed 100% of the Total Revolving Commitments then in effect.

2.11 Repayment of Loans.

(a) The Borrower promises to repay all outstanding Revolving Loans on the Revolving Termination Date or such earlier date as required herein. The Borrower promises to repay all outstanding Term Loans on the Term Loan Maturity Date or such earlier date as required herein.

(b) Amounts to be applied in connection with prepayments of Revolving Loans made pursuant to Section 2.11 shall be applied, first, to the prepayment of Swingline Loans (without any corresponding reduction of the Revolving Commitments), second, to the prepayment of Revolving Loans (without any corresponding reduction of the Revolving Commitments), and third, to cash collateralize Letters of Credit by depositing an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Revolving Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 2.11 of Loans shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the

Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans (or, if none is specified, one month), provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso then (i) such Loans denominated in Dollars shall be automatically continued as Eurodollar Loans with an Interest Period of one month on the last day of such then expiring Interest Period (unless such continuation is not permitted pursuant to the preceding proviso, in which case such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period) and (ii) such Loans denominated in an Alternative Currency shall be continued as Eurodollar Loans in their original currency with an Interest Period of one month. Upon receipt of any such notice (or any such automatic conversion or continuation) the Administrative Agent shall promptly notify each relevant Lender thereof. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency and reborrowed in the other currency. During the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Eurodollar Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal Dollar Equivalent amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all overdue outstanding Loans and Reimbursement Obligations shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand of the Administrative Agent.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, (i) with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) with respect to Loans denominated in AUD, CAD, and Sterling, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. (a) If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a borrowing of Eurodollar Loans the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such borrowing for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then (i) if such borrowing shall be requested in Dollars, then such borrowing shall be made as a borrowing of ABR Loans at the Alternate Base Rate and (ii) if such borrowing shall be requested in any Alternative Currency, the Eurodollar Rate shall be equal to the cost to each Lender to fund its pro rata share of such borrowing (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion); such rate, the “CF Rate”.

(b) If prior to the first day of any Interest Period for any Eurodollar Loan:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate in the applicable currency for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined in the applicable currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request for the conversion of any Eurodollar Loan to, or continuation of any Eurodollar Loan in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (B) if a borrowing of Eurodollar Loans is requested in Dollars, such borrowing shall be made as a borrowing of ABR Loans and (C) if a borrowing of Eurodollar Loans is requested in any Alternative Currency, then the Eurodollar Rate for such borrowing shall be at the CF Rate (as defined above).

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages of the applicable Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim. Except with respect to principal and interest on Loans denominated in an Alternative Currency, all payments shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Funding

Office in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, Section 2.7(b), Section 2.7(c), Section 2.17(d), Section 2.17(e), Section 3.4(a) or Section 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law. (a) If any Change in Law:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, liquidity, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or the Issuing Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender or the Issuing Lender any other condition, cost or expense (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or the Issuing Lender, by an amount that such Lender or the Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or the Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or the Issuing Lender for such increased cost or reduced amount receivable. If any Lender or the Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or the Issuing Lender shall have determined that any Change in Law regarding capital or liquidity requirements shall have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letters of Credit to a level below that which such Lender or the Issuing Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, after submission by such Lender or the Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as will compensate such Lender or the Issuing Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or the Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender or the Issuing Lender notifies the Borrower of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any

Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.19, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss, cost or expense (including any foreign exchange losses) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, (d) the assignment of any Eurodollar Loan other than on the last day of an Interest Period pursuant to a request by the Borrower under Section 2.22, or (e) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency. In the case of a Eurodollar Loan, such indemnification shall be deemed to include the amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, at the Eurodollar Rate that would have been applicable for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. This Section 2.20 shall not apply with respect to Taxes other than Taxes that represent losses, costs or expenses arising from any non-Tax claims.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19 or (b) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23 Incremental Commitments.

(a) Incremental Facilities. On one or more occasions at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed $250,000,000 for all Incremental Commitments (so that the sum of the Total Revolving Commitments plus the principal amount of Term Loans made hereunder does not exceed $1,150,000,000). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $25,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided that the Lenders will first be afforded the opportunity to provide the Incremental Commitments on a pro rata basis, and if any Lender so approached fails to respond within such ten (10) Business Day period after its receipt of such request, such Lender shall be deemed to have declined to provide such Incremental Commitments, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Lender” or “New Term Lender,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New

Revolving Commitment, the Issuing Lender and the Swingline Lender (each of which approvals shall not be unreasonably withheld), unless such New Revolving Lender is an existing Lender (other than a Defaulting Lender) with a Revolving Commitment at such time or such New Term Lender is an existing Lender or an Affiliate of an existing Lender.

The terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments. The terms and provisions of any New Term Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Term Loan Maturity Date for the existing Term Loans and the weighted average life to maturity of such New Term Loans shall not be shorter than the weighted average life to maturity of the existing Term Loans, and such New Term Loans shall not have any scheduled amortization payments, (b) share ratably in any prepayments of the existing Term Facility, unless the Borrower and the New Term Lenders in respect of such New Term Loans elect lesser payments and (c) otherwise be identical to the existing Term Loans or reasonably acceptable to the Administrative Agent, the Borrower and each New Term Lender.

The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist and (ii) as of the last day of the most recent calendar quarter for which financial statements have been delivered pursuant to Section 6.1, the Borrower would have been in compliance with the financial covenants set forth in Section 7.1; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments; and (ii) a customary opinion of counsel to the Borrower (which may be in substantially the same form as delivered on the Closing Date), and addressed to the Administrative Agent and the Lenders, and (iii) if requested by any Lender, new Notes executed by the Borrower, payable to any new Lender, and replacement Notes executed by the Borrower, payable to any existing Lenders.

On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment, and (ii) each New Term Lender shall become a Lender hereunder with respect to the New Term Commitment and the New Term Loans made pursuant thereto.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Lenders or the New Term Commitments and the New Term Lenders, as applicable, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this paragraph.

The fees payable by Borrower upon any such Incremental Commitments shall be agreed upon by the Administrative Agent and Borrower at the time of such increase.

The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Lenders or New Term Lenders, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23, subject to the approval of the Borrower (which approval shall not be unreasonably withheld or delayed).

2.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8;

(b) the Commitments, Term Loans, and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Facility Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or Reimbursement Obligation or interest thereon owing to a Defaulting Lender, reduces the Applicable Margin on the underlying interest rate options owing to a Defaulting Lender or extends the Revolving Termination Date or the Term Loan Maturity Date shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or L/C Exposure exists with respect to a Lender at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (y) the sum of each non-Defaulting Lender’s Revolving Extensions of Credit would not exceed its Revolving Commitment and (z) the conditions set forth in Section 5.2 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall (x) first, within one (1) Business Day following notice by the Administrative Agent, prepay such Swingline Exposure and (y) second, within ten (10) Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) by depositing amounts into the collateral account in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to Section 2.24(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.24(c), then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; or

(v) if any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.24, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until such L/C Exposure is cash collateralized and/or reallocated.

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in the amount of the Defaulting Lender’s L/C Exposure in accordance with Section 2.24, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and Defaulting Lenders shall not participate therein).

(e) In the event that the Administrative Agent, the Borrower, the Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.

2.25 Extension of Revolving Termination Date. The Borrower may, by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) given at least thirty (30) days but not more than ninety (90) days prior to the Revolving Termination Date, extend the Revolving Termination Date for up to one (1) year so long as (A) the extended Revolving Termination Date is not later than June     , 2019, (B) no Default or Event of Default shall have occurred and be continuing on the date of such written notice and on the last day of the initial Revolving Termination Date, (C) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such written notice and on and as of the effective date of such extension as if made on and as of such dates, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), and (D) the Borrower pays an aggregate extension fee equal to 0.175% of the then existing Revolving Commitments (to the Administrative Agent for the ratable benefit of the Revolving Lenders).

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower denominated in Dollars or any Alternative Currency on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the Total Revolving Extensions of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. Each Letter of Credit shall (i) be denominated in Dollars or any Alternative Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) so long as such Letter of Credit permits the

Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an automatic renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the date referred to in clause (y) above; provided, however, that the Issuing Lender shall not permit any such extension if it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from any Lender or the Administrative Agent that a Default or Event of Default has occurred and is continuing directing the Issuing Lender not to permit such extension. The letters of credit outstanding under the Existing Revolving Credit Agreement and described in Schedule 3.1(a) hereto shall become Letters of Credit hereunder on the Funding Date and thereafter be Letters of Credit hereunder for all purposes.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law. Notwithstanding anything herein to the contrary, the Issuing Lender shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless it has received written notice from any Lender, the Administrative Agent or a Loan Party at least one (1) Business Day prior to the requested date of issuance that a Default or Event of Default has occurred and is continuing, shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin under the Revolving Facility then in effect with respect to

Eurodollar Loans on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), shared ratably among the Revolving Lenders and payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed drawings), payable in Dollars quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender in Dollars for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Such participation interest shall be in the currency of the applicable underlying Letter of Credit. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any

L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and in the applicable currency and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than (x) in the case of any Letter of Credit to be reimbursed in Dollars 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice or (y) in the case of a Letter of Credit to be reimbursed in an Alternative Currency, the Applicable Time specified by the Issuing Lender on the date of any payment by the Issuing Lender (each such date, an “Honor Date”); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or Section 2.6 and the provisions below that such payment to be reimbursed in Dollars be financed with an ABR Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan or Swingline Loan. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the applicable currency and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Lender in such Alternative Currency, unless the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the first sentence of this paragraph and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the Issuing Lender for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans or to issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) The pro forma covenant compliance certificate described in Section 5.1(l), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Funding Date and the use of proceeds thereof, (ii) the repayment of Indebtedness under the Existing Credit Agreements and (iii) the payment of fees and expenses in connection with the foregoing. Such certificate has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial covenant compliance of Borrower and its consolidated Subsidiaries as at the Funding Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Holdings and its Subsidiaries as at December 31, 2013, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of Holdings and its Subsidiaries as at March 30, 2014, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and except for the lack of footnotes with interim statements). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

4.2 No Change. Since December 31, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that its failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that its failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder, the issuance of the Letters of Credit and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, or a valid leasehold interest in, all its other property (including Mortgage Notes) necessary in the ordinary conduct of its business, and none of such property is subject to any Lien except as permitted by Section 7.3 and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Group Member has obtained customary title insurance on its owned Real Property.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Each Group Member has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan or Multiemployer Plan, and, except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan or Multiemployer Plan has occurred, and no Lien in favor of the PBGC or such a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had, within the past five years, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Term Loans, the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes of the Borrower and its Subsidiaries, including the financing of working capital needs, the repayment of Indebtedness of the Borrower (including Indebtedness under the Existing Credit Agreements) and its Subsidiaries and acquisitions and other Investments permitted by this Agreement.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, to the best knowledge of Holdings and the Borrower after due inquiry:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained during the ownership or lease of, or operation by, such Group Member, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) During the ownership or lease of, or operation by, any Group Member, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) during the ownership or lease of, or operation by, any Group Member, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Business and all operations of any Group Member at the Properties are, and have been, in compliance, with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. The statements and information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, do not contain as of the date such statement, information, document or certificate was so furnished and as updated from time to time, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which, and in light of the purposes for which, such statements are made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information will differ, possibly significantly, from the projected results set forth therein, and that no assurance can be given that the projected results will be realized. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, the Confidential Information Memorandum, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries and to the knowledge of the Borrower, its directors, officers and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers or employees that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.20 Solvency. The Loan Parties, on a consolidated basis, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21 Reserved.

4.22 Status of Holdings. Holdings (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code. The common stock of Holdings is listed for trading on the New York Stock Exchange.

4.23 Properties. Schedule 4.23(a), as supplemented from time to time, sets forth a list of all Real Property of the Group Members and the owner (or ground-lessor) of such Real Property, and Schedule 4.23(b), as supplemented from time to time, sets forth a list of all Unencumbered Properties and the owner (or ground-lessor) of such Unencumbered Property. All such Unencumbered Properties satisfy the requirements for an Unencumbered Property set forth in the definition thereof.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Funding Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1A, and (ii) the Guarantee Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of Holdings and its Subsidiaries for the 2013 fiscal year and (ii) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the financial statements.

(c) Projections. The Lenders shall have received satisfactory projections through 2018.

(d) Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Borrower and Holdings are located, and such search shall reveal no liens on any of the assets of the Borrower or Holdings except for liens permitted by Section 7.3 or discharged or to be discharged on or prior to the Funding Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) Business Day before the Funding Date. All such amounts will be paid with proceeds of Loans made on the Funding Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Funding Date.

(g) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Funding Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinion. The Administrative Agent shall have received the legal opinion of Goodwin Procter LLP, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Agents.

(i) Know-Your-Customer Requirements. The Administrative Agent shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent at least two (2) Business Days prior to the Closing Date that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act.

(j) Compliance Certificate. The Lenders shall have received a certificate of a Responsible Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 7.1 on a pro-forma basis on the Funding Date after giving effect to the incurrence of the Loans, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value.

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Responsible Officer of Holdings certifying that it is Solvent.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit), and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct on and as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Alternative Currency. In the case of Loans or Letters of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternative Currency.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in Section 5.2(a) and (b) have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent cash collateralized on a basis reasonably acceptable to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for prompt further distribution to each Lender each of the following:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing (other than as may be required as a result of the impending maturity of the Obligations maturing within one (1) year after the time such opinion is delivered); and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except for the absence of footnotes with the interim statements) consistently throughout the periods reflected therein and with prior periods. Delivery by Holdings to the Administrative Agent and the Lenders of its annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q, in each case in accordance with SEC requirement for such reports, shall be deemed to be compliance by Holdings with this Section 6.1(a) and Section 6.1(b), as applicable.

6.2 Certificates; Other Information. Furnish to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following (or, in the case of clause (f), to the relevant Lender):

(a) as soon as available, but in any event within 60 days after the end of each of the first three quarterly periods of each fiscal year of Holdings and within 90 days after the end of each fiscal year of Holdings, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date), (iii) the items described in Section 6.10 with respect to any Subsidiary Guarantors created or acquired during such fiscal quarter or any Unencumbered Properties or Mortgage Notes added during such fiscal quarter and (iv) updates to Schedules 4.23(a) and 4.23(b);

(b) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the

“Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions;

(c) within 45 days after the end of each fiscal quarter of the Borrower (or 90 days in the case of the fourth quarter), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided that delivery to the Administrative Agent and the Lenders of Holdings’ annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q containing such narrative discussion and analysis shall be deemed to be compliance with this Section 6.1(c);

(d) [Reserved];

(e) within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all material financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC; provided that delivery to the Administrative Agent and the Lenders of Holdings’ quarterly report to the SEC on Form 10-Q and its current report to the SEC on Form 8-K containing such narrative discussion and analysis shall be deemed to be compliance with this Section 6.2(e); and

(f) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and except for any nonpayment of which could not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except (other than with respect to the preservation of the existence of the Loan Parties) (x) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (y) pursuant to any merger, amalgamation, consolidation, liquidation, dissolution or Disposition permitted hereunder; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Holdings will do all things necessary to maintain its status as a REIT and will maintain its listing on the New York Stock Exchange. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, all-risks casualty and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (it being understood and agreed that any Foreign Subsidiary may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with the generally accepted accounting principles that are applicable in its jurisdiction of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder) and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, absent the existence of an Event of Default, only the expenses of the Administrative Agent for one inspection during any calendar year shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) and the Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.6, none of Holdings, the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, to the extent legally permissible, the Borrower shall notify the Administrative Agent that any such document, information or other matter is being withheld pursuant to clauses (a), (b) or (c) of this Section 6.6 and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.

6.7 Notices. Promptly give notice to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan or Multiemployer Plan, a failure to make any material required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

(e) [Reserved]; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply with, and take commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Distributions in the Ordinary Course. In the ordinary course of business, the Borrower causes all of its Subsidiaries to make transfers of net cash and cash equivalents upstream to the Borrower, and the Borrower shall continue to follow such ordinary course of business. The Borrower shall not make net transfers of cash and cash equivalents downstream to its Subsidiaries except in the ordinary course of business consistent with past practice.

6.10 Additional Guarantors; Additional Unencumbered Properties. (a) Unless such Subsidiary is not required to become a Subsidiary Guarantor pursuant to Section 10.14(c), with respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or an Excluded Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (a), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary, an Excluded Subsidiary or an Immaterial Subsidiary), cause such new Subsidiary (A) to become a party to the Guarantee Agreement, (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (C) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, all at the times, with respect to clauses (A), (B) and (C), required by Section 6.2(a) above.

(b) Upon the addition of any new Real Property as an Unencumbered Property after the Closing Date, the Borrower shall deliver to the Administrative Agent (a) a certificate of a Responsible Officer certifying that such Real Property satisfies the eligibility criteria set forth in the definition of “Unencumbered Property”, certifying as to compliance with the financial covenants on a pro-forma basis after giving effect to the addition of such Real Property as an Unencumbered Property, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value, and (b) updated Schedules 4.23(a) and (b) of all Unencumbered Properties, all at times, with respect to clauses (a) and (b) required by Section 6.2(a) above. From and after the date of delivery of such certificate, schedule and information and so long as such Real Property continues to satisfy the eligibility criteria set forth in the definition of “Unencumbered Property”, such Real Property shall be treated as a Unencumbered Property hereunder.

(c) Upon the inclusion of any new Mortgage Note in the computation of Unencumbered Asset Value, the Borrower shall deliver to the Administrative Agent an updated schedule of all Mortgage Notes included in the computation of Unencumbered Asset Value, all at times required by Section 6.2(a) above.

(d) The Borrower shall deliver the items described in and required by clauses (a), (b) and (c) above at the time of the delivery of the Compliance Certificate pursuant to Section 6.2(a). The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

6.11 Notices of Asset Sales, Encumbrances or Dispositions. The Borrower shall deliver to the Administrative Agent and the Lenders written notice not less than two (2) Business Days prior to a sale, encumbrance with a Lien to secure Indebtedness or other Disposition of an Unencumbered Property for consideration in excess of $15,000,000, which is permitted pursuant to Section 7.2(f), Section 7.3(i) or Section 7.5, as applicable. In addition, simultaneously with delivery of any such notice, the Loan Parties shall deliver to the Administrative Agent (A) a certificate of a Responsible Officer certifying that no Default or Event of Default (including any non-compliance with the financial covenants contained herein) has occurred and is continuing or would occur on a pro forma basis after giving effect to the proposed sale, encumbrance or other Disposition, which certificate shall include calculations in reasonable detail demonstrating compliance with the financial covenants on a pro-forma basis, including as to the calculation of Unencumbered Asset Value and (B) an updated schedule of all Unencumbered Properties.

To the extent such proposed transaction would result in a Default or an Event of Default, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that no Default or Event of Default would exist.

6.12 Maintenance of Ratings. The Borrower shall maintain a senior unsecured credit rating from each of S&P and Moody’s; provided that if the rating obtained from such rating agency is a private letter rating that is not monitored and automatically updated by such rating agency, then the Borrower shall obtain an annual update of such rating on or before each anniversary of the Closing Date.

6.13 Use of Proceeds. The proceeds of the Loans shall be used only for the purposes set forth in Section 4.16 and in compliance with Section 4.11. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall not permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in a violation of any Sanctions applicable to any party hereto.

SECTION 7. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (except to the extent cash collateralized on a basis reasonably acceptable to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations as to which no claim has been asserted), each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Total Leverage Ratio. Permit the ratio of (i) (A) Total Indebtedness minus (B) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Total Indebtedness that matures within twenty-four (24) months of such date of determination to (ii) Total Asset Value (the “Total Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries hereunder to exceed 60%; provided that such ratio may exceed 60% in order to permit the Borrower to consummate a Significant Acquisition so long as (i) such ratio does not exceed 60% as of the end of more than two (2) consecutive fiscal quarters in any fiscal year and (ii) such ratio does not exceed 65% as of such date of determination.

(b) Fixed Charge Coverage Ratio. Permit the ratio of Total EBITDA to Total Fixed Charges for any period of four consecutive fiscal quarters of the Borrower to be less than 1.50 to 1.0.

(c) Secured Leverage Ratio. Permit the ratio of (A) the aggregate amount of all Secured Indebtedness to (B) Total Asset Value, as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries hereunder to exceed 40%.

(d) [Reserved].

(e) Consolidated Adjusted Net Worth. Permit Consolidated Tangible Net Worth to be less than the sum of (i) $1,142,577,089 plus (ii) 75% of Net Cash Proceeds from issuances of Capital Stock by the Borrower or Holdings after December 31, 2013.

(f) Unsecured Leverage Ratio. Permit the ratio of (i)(A) Unsecured Indebtedness minus (B) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Unsecured Indebtedness that matures within twenty-four (24) months of such date of determination to (ii) Unencumbered Asset Value (the “Unsecured Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its Subsidiaries hereunder to exceed 60%; provided that such ratio may exceed 60% in order to permit the Borrower to consummate a Significant Acquisition so long as (i) such ratio does not exceed 60% as of the end of more than two (2) consecutive fiscal quarters in any fiscal year and (ii) such ratio does not exceed 65% as of such date of determination.

(g) Unsecured Interest Coverage Ratio. Permit the ratio of Unencumbered NOI for any period of four consecutive fiscal quarters of the Borrower to Unsecured Interest Expense for such period to be less than 1.75 to 1.0 as at the last day of any period of four consecutive fiscal quarters of the Borrower or on the date of any incurrence of Indebtedness by the Borrower or its subsidiaries hereunder.

(h) [Reserved].

(i) Pro Forma Calculations.

(i) For purposes of the pro-forma calculations to be made pursuant to Sections 7.1(a), (c) and (f) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Total Asset Value and Unencumbered Asset Value the actual value of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter and (B) adding to Total Asset Value and Unencumbered Asset Value the actual value of any assets acquired (or to be acquired with any borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.

(ii) For purposes of the pro-forma calculations to be made pursuant to Sections 7.1(b) and (g) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Unencumbered NOI the actual NOI for the relevant period of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, (B) adding to Unencumbered NOI the projected NOI for the next four quarters (based on the Borrower’s projections made in good faith) for any assets acquired (or to be acquired with any borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, (C) excluding from Unsecured Interest Expense, the Unsecured Interest Expense for the relevant period for any Unsecured Indebtedness for which the Borrower or any Subsidiary is no longer obligated in respect of, or as the result of the application of proceeds from, any Unencumbered Properties sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, and (D) adding to Unsecured Interest Expense, the projected Unsecured Interest Expense for the next four quarters (based on the Borrower’s projections made in good faith) for any Unsecured Indebtedness assumed or incurred by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document, and the other Obligations;

(b) (i) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (ii) Indebtedness of the Borrower or any Subsidiary Guarantor to any non-Wholly Owned Subsidiary Guarantor, and (iii) Indebtedness of any non-Wholly Owned Subsidiary to the Borrower or to any Subsidiary Guarantor in an aggregate amount not to exceed 5% of Total Asset Value at any one time outstanding;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor in an aggregate amount not to exceed $30,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof that would not cause a violation of any covenant set forth in Section 7.1 after giving pro forma effect thereto;

(e) (i) Indebtedness of the Borrower in respect of the 2011 Senior Unsecured Notes, the Senior Notes, and any Additional Senior Unsecured Notes and (ii) Guarantee Obligations of Holdings and its Subsidiaries, as applicable, in respect of such Indebtedness; and

(f) additional Indebtedness of Holdings, the Borrower or any of its Subsidiaries in an aggregate principal amount at any one time outstanding that would not cause a violation of any covenant set forth in Section 7.1 after giving pro forma effect to any such additional Indebtedness;

provided that after the release of the Subsidiary Guarantees pursuant to Section 10.14(c), the Borrower shall not permit any Subsidiary of the Borrower that is the owner (or ground-lessee) of an Unencumbered Property or a Mortgage Note included in the computation of Unencumbered Asset Value to create, incur, assume, become liable in respect of or suffer to exist any Indebtedness, including any guarantees of Indebtedness (including with respect to guarantees of the 2011 Senior Unsecured Notes, the Loan Documents, any Additional Senior Unsecured Notes, and any other Indebtedness of the Borrower permitted by Section 7.2(f) of this Agreement), that is recourse to such Subsidiary unless such Subsidiary provides a Subsidiary Guaranty pursuant to Section 10.14(c).

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens (not affecting the Unencumbered Properties) in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property that is an Unencumbered Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased in violation of Section 7.2;

(g) Liens securing the Obligations;

(h) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(i) Liens (not affecting the Unencumbered Properties) securing Indebtedness constituting Indebtedness permitted by Section 7.2(f), and Liens (not affecting Unencumbered Properties) incurred in connection with the cash collateralization of any Swap Agreement permitted by Section 7.12;

(j) Liens (not affecting the Unencumbered Properties) arising from judgments or orders for the payment of money (or appeal or other surety bonds relating thereto) not constituting an Event of Default under Section 8;

(k) Liens (i) of a collection bank arising under section 4-208 or 4-210 of the Uniform Commercial Code or other similar provisions of applicable Law on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of common or statutory Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff);

(l) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment or other acquisition, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder, in each case, solely to the extent such Investment or other acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition;

(m) Liens that are customary contractual rights of setoff or banker’s liens (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit, automatic clearinghouse accounts or sweep accounts of Holdings, the Borrower or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Subsidiaries;

(n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(p) customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

(q) Liens on Real Property where a Group Member is insured against such Liens by title insurance; and

(r) the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that a Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(d) any non-Wholly Owned Subsidiary Guarantor may merge, consolidate or amalgamate with any other non-Wholly Owned Subsidiary Guarantor.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory, receivables and other current assets and any immaterial assets in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a permitted business between the Borrower or any Subsidiary and another Person;

(f) the voluntary unwinding of any Cash Management Services or Swap Agreements;

(g) the Disposition of other property, assets or Capital Stock so long as (i) no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto and (ii) the Borrower complies with Section 6.11, if applicable;

(h) the creation, granting, perfection or realization of any Lien permitted under this Agreement; the license or sublicense of intellectual property or other general intangibles; the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of Holdings, the Borrower and their Subsidiaries, taken as a whole; and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(i) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(j) (i) any exchange or swap of assets, or lease, assignment or sublease of any real property or personal property of like property for use in a business permitted by Section 6.18 and (ii) Dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(k) Dispositions of cash and Cash Equivalents;

(l) any Disposition (i) arising from foreclosure, casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of Holdings, the Borrower or any of its Subsidiaries; and

(m) the transfer for fair value of property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property.

Notwithstanding any provision of this Section 7.5 to the contrary, Holdings, the Borrower and any Subsidiary shall be permitted to transfer any interest in any Excluded Subsidiary or Excluded Foreign Subsidiary without limitation.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor, and any Subsidiary of the Borrower may make Restricted Payments to any other Subsidiary and any other holders of its Capital Stock so long as such Restricted Payments are made on a pro rata basis or otherwise in accordance with the applicable governing documents;

(b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments of such amount to its shareholders; provided that (i) the Borrower shall not make Restricted Payments to Holdings in excess of 95% of Normalized Adjusted FFO attributable to the period of four fiscal quarters then ended, for the fiscal quarter ended December 31, 2013 and thereafter unless such Restricted Payment is necessary in order for Holdings to maintain its status as a REIT; (ii) if a Default or an Event of Default has occurred and is continuing, the Borrower may only make Restricted Payments to Holdings in the amounts required to be made by Holdings in order to maintain its status as a REIT; and (iii) the Borrower may not make any Restricted Payments to Holdings if the Obligations have been declared due and payable.

(c) redemptions, repurchases, retirements or other acquisitions of Capital Stock in Holdings, the Borrower or any of the Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represent a portion of the exercise price of, or tax withholdings with respect to, such options or warrants or similar rights;

(d) the Borrower and the Subsidiaries may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay, so long as in the case of any payment in respect of Capital Stock of any direct or indirect parent of Holdings, the amount of such Restricted Payment is directly attributable to the Capital Stock of Holdings owned directly or indirectly by such parent) for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of Holdings (or such direct or indirect parent thereof) held by any future, present or former officers, directors, employees, members of management and consultants (or their respective estates, executors, administrators, heirs, family members, legatees, distributes, spouses, former spouses, domestic partners and former domestic partners) of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries in connection with the death, disability, retirement or termination of employment of any such Person (or a breach of any non-compete or other restrictive covenant or confidentiality obligations of any such Person at any time after such Person’s disability, retirement or termination of employment); and

(e) (i) redemptions, repurchases, retirements or other acquisitions of Capital Stock in connection with or pursuant to any joint venture agreement, and (ii) the declaration and payment of dividends or other distributions on any non-Wholly Owned Subsidiary’s Capital Stock, in each case based on the relevant ownership interests in the relevant class of Capital Stock.

7.7 [Reserved].

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except Permitted Investments.

7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Notes;

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon); or (c) make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (whether scheduled or voluntary) with respect to principal or interest on (i) any Indebtedness which is subordinate to the Obligations, (ii) the 2011 Senior Unsecured Notes, or (iii) any Additional Senior Unsecured Notes, in any case, if a Default or an Event of Default has occurred and is continuing; provided, however, the Borrower may make such mandatory prepayments or redemptions expressly set forth in the 2012 Senior Unsecured Note Indenture.

7.10 Transactions with Affiliates. Enter into any transaction involving consideration in excess of $1,000,000, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (i) for payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (ii) for payments of Restricted Payments permitted by this Agreement, (iii) between or among Loan Parties, or (iv) (A) otherwise not prohibited under this Agreement, (B) in the ordinary course of business of the relevant Group Member, and (C) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower or any Subsidiary and for the Borrower or such Subsidiary has actual exposure (other than those in respect of Capital Stock or the 2011 Senior Unsecured Notes, the Senior Notes, or any Additional Senior Unsecured Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property (including equity interests owned by such Group Member) or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money

Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any restrictions set forth in the organizational documents of the Subsidiaries of the Borrower listed on Schedule ES, (d) any restrictions set forth in the 2011 Senior Unsecured Note Indenture, the 2012 Senior Unsecured Note Indenture, the 2013 Senior Unsecured Note Indenture or any Additional Senior Unsecured Indentures, (e) customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold, and (2) such sale is permitted hereunder, (f) covenants in any one or more agreements governing Indebtedness permitted under Section 7.2 entered into after the Closing Date that are no more restrictive with respect to Borrower and its Subsidiaries than the equivalent restrictions set forth in the Loan Documents, (g) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, (h) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses or similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (i) provisions limiting the disposition or distribution of assets or property in joint venture agreements, stock sale agreements and other similar agreements, in each case, to the extent permitted under this Agreement and only if entered into with the approval of the Board of Directors of Holdings, which limitation is applicable only to the assets that are the subject of such agreement, (j) Contractual Obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary, (k) are required by or pursuant to, applicable Law, (l) are customary restrictions on leases, subleases, licenses, sublicenses, Capital Stock, or asset sale agreements and other similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, and (k) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Senior Note Indenture, the 2011 Senior Unsecured Note Indenture, the 2012 Senior Unsecured Note Indenture, the 2013 Senior Unsecured Note Indenture or any Additional Senior Unsecured Indentures, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions set forth in the organizational documents of the Subsidiaries of the Borrower listed on Schedule ES, (iv) applicable Requirements of Law, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary, (vi) any holder of a Lien permitted by Section 7.3 restricting the transfer of the property subject to such permitted Lien, (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Borrower, and (viii) any restrictions in any one or more agreements governing Indebtedness permitted under Section 7.2 entered into after the Closing Date that are no more restrictive with respect to Borrower and its Subsidiaries than the equivalent restrictions set forth in the Loan Documents.

7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate (i) in any material respect on or as of the date made or deemed made or (ii) in the case of any representation or warranty qualified by “materiality”, “Material Adverse Effect” or any similar language, in any respect (after giving effect to such materiality qualifier) on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a), Section 6.13, or Section 7 of this Agreement or Section 4 of the Guarantee Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; provided that if such default is capable of being cured but cannot be cured within such 30 day period and so long as the Borrower shall have commenced to cure such default within such 30 day period and shall be diligently pursuing such cure, the Borrower shall have an additional 30 day period to cure such default; or

(e) any Group Member (other than an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due, prepaid, repurchased, defeased or redeemed prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate (x) $25,000,000, in the case of Recourse Indebtedness or (y) $50,000,000 in the case of Nonrecourse Indebtedness; provided further that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders would be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more final judgments or decrees shall be entered against any Group Member (other than an Immaterial Subsidiary) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert other than as expressly permitted hereunder or thereunder; or

(j) [reserved]; or

(k) (i) (any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of Holdings; (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iii) Holdings shall cease to own and control, of record and beneficially, directly, 90% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens; or (iv) a Specified Change of Control shall occur; or

(l) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (A) those incidental to its ownership of the Capital Stock of the Borrower, (B) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (C) the performance of its obligations and payments with respect to the Loan Documents and any other agreements permitted hereunder, (D) any public offering of its common stock or any other issuance of its Capital Stock or hold proceeds thereof, (E) making payments or Restricted Payments to the extent otherwise permitted hereunder, (F) making Investments in its Subsidiaries, (G) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that included Holdings and the Borrower, (H) holding any cash, Cash Equivalents or other property received in connection with Restricted Payments received from, and Investments in Holdings made by, its

Subsidiaries, contributions to its capital or in exchange for the issuance of Capital Stock and Investments received in respect of any of the foregoing pending application thereof by Holdings, and (I) providing indemnification and contribution, directors, officers, employees, members of management and consultants, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Indebtedness incurred with respect to guarantees of the 2011 Senior Unsecured Notes, the Senior Notes, or other Indebtedness of the Borrower and its Subsidiaries that is permitted by Section 7.2, (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i), (ii), (iii) or (iv) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable (and the obligation to deposit cash collateral for Letters of Credit described below shall become effectively immediately and such deposits shall become immediately due and payable), and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be held as collateral for the payment and performance of the Obligations and shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement

Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;

(c) Third to pay interest then due and payable on the Loans and Reimbursement Obligations ratably,

(d) Fourth, to payment of Obligations constituting principal on the Loans and Reimbursement Obligations and obligations under Cash Management Services and Lender Swap Agreements due to the Administrative Agent or any Lender by the Loan Parties, and to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Reimbursement Obligations, to be held as cash collateral for such Obligations, in each case ratably among the Lenders, the Administrative Agent and their Affiliates in proportion to the amounts described in this clause Fourth payable to them; and

(e) Fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Loan Parties.

Notwithstanding the foregoing, amounts received from any Guarantor shall not be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.1), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Lender or the Swingline Lender under Section 10.5, each Lender severally agrees to pay to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Lender or the Swingline Lender in its capacity as such.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letters of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Other Agents. The Syndication Agent, the Documentation Agents, and the Arrangers shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall: (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan (except as provided in Section 2.25), reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)), extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release Holdings or, except as permitted by Section 10.14(c), all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.6 or 2.7 or Section 2.24 without the written consent of the Swingline Lender; (vi) amend, modify or waive any provision of Section 2.24 or Section 3 without the written consent of the Issuing Lender; (vii) change Section 2.17(a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby; (viii) amend Section 1.4 or the definition of “Alternative Currency” without the consent of each Revolving Lender; (ix) reduce the percentage specified in the definition of “Majority Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility; (x) amend the last paragraph of Section 8 (regarding the application of funds after an Event of Default), without the written consent of the Majority Facility Lenders of each Facility; or (xi) amend, modify or waive Section 5.2 without the consent of the applicable Majority Facility Lenders of the affected Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242
Attention: R. Steven Hamner
Telecopy: (205) 969-3756
Telephone: (205) 969-3755

Borrower:	MPT Operating Partnership, L.P. c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242
Attention: R. Steven Hamner
Telecopy: (205) 969-3756
Telephone: (205) 969-3755

With a copy to:	Goodwin Procter LLP 53 State Street Boston, MA 02109
Attention: Edward Matson Sibble, Jr.
Telecopy: (617) 523-1231
Telephone: (617) 570-1000

Administrative Agent:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attention:     Brittany Duffy

Email:           Brittany.duffy@jpmorgan.com

Telecopy:      (302) 634-4733

Telephone:    (302) 634-8814

With a copy to (for requests relating to Loans and Letters of Credit denominated in an Alternative Currency):

J.P.Morgan Europe Limited

25 Bank Street, Canary Wharf

London E14 5JP.

Attention of The Manager, Loan & Agency Services

Telecopy No. +44 207 777 2360,

Email:   loan_and_agency_london@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 40th Floor

New York, NY 10179

Attention: Brendan Poe
Telecopy: (646) 534-0574
Telephone: (212) 622-8173

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Lender or any other Person or entity for damages of any kind, including , without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or otherwise available. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

10.4 Survival. All covenants, representations and warranties made by the Borrower hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20 and 10.5 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers and their respective Affiliates for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and including such costs and expenses incurred under Section 6.10 and 6.11, with statements with respect to the foregoing to be submitted to the Borrower prior to the Funding Date (in the case of amounts to be paid on the Funding Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents (including any workout or restructuring or negotiations in respect thereof) , including the documented fees and disbursements and other out-of-pocket costs of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, advisors, trustees, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Loan Party with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document or asserted against any Indemnitee (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of obligations of such

Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than ten (10) Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to R. Steven Hamner (Telephone No. (205) 969-3755) (Telecopy No. (205) 969-3756), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons that are Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person that is an Eligible Assignee; and provided further that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for the assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) solely in the case of the Revolving Facility, the Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The obligations of Borrower under the Loan Documents are registered obligations and the right, title and interest of the Lenders and their Assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Section 10.6(b)(iv) shall be construed so that such obligations are at all times maintained in “registered from” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Company, the Borrower or any of their respective Subsidiaries or Affiliates) or a natural person (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The obligations of Borrower under the Loan Documents are registered obligations and the right, title and interest of the Lenders and their Participants in and to such obligations shall be transferable only upon notation of such transfer in the Participant Register. This Section 10.6(c)(i) shall be construed so that such obligations are at all times maintained in “registered from” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(f).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) None of the Administrative Agent, the other Agents, the Arrangers or any Lender has any fiduciary or advisory relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents, the Arrangers and the Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Releases of Guarantees. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (b) and (c) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Guarantors shall be released from their obligations under the Guarantee Agreement (other than those expressly stated to survive such termination), all without delivery of any instrument or performance of any act by any Person.

(c) If the Borrower achieves an Investment Grade Rating, the Subsidiary Guarantors shall be automatically released from their obligations under the Guarantee Agreement (other than those expressly stated to survive such termination) and the Subsidiaries of the Borrower shall not be required to provide a Guarantee Agreement, except that any Subsidiary of the Borrower that (x) owns or ground leases any Real Property that qualifies as an Unencumbered Property or owns any Mortgage Note that is included in the computation of Unencumbered Asset Value and (y) is liable for any Indebtedness that is recourse to such Subsidiary (whether secured or unsecured, and including any Guarantee Obligations in respect of indentures or otherwise) shall nonetheless be required to be a Subsidiary Guarantor and to provide a Guarantee Agreement in order for each Real Property owned or ground leased by such Subsidiary to be treated as an Unencumbered Property and each Mortgage Note owned by such Subsidiary to be included in the computation of Unencumbered Asset Value. If the Subsidiary Guarantors are so released from their obligations under the Guarantee Agreement and the Borrower thereafter fails to maintain an Investment Grade Rating and such failure continues for thirty (30) days, then, at the request of the Administrative Agent and the Syndication Agent, the Borrower shall cause such Subsidiary Guarantors to re-execute and re-deliver the Guarantee Agreement within thirty (30) days after notice from the Administrative Agent and the Syndication Agent or from the Required Lenders.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates in connection with their rights and obligations hereunder and under the other Loan Documents, (d) upon the request or demand of any Governmental Authority or any regulatory authority (including any self-regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

10.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.18 Transitional Arrangements.

(a) Existing Credit Agreements Superseded. This Agreement shall supersede each of the Existing Credit Agreements in its entirety, except as provided in this Section 10.18. On the Closing Date, (i) the Term Loans outstanding under the Existing Term Loan Agreement and the Revolving Loans outstanding under the Existing Revolving Credit Agreement shall become Term Loans and Revolving Loans hereunder, (ii) the rights and obligations of the parties under each of the Existing Credit Agreements and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided however, that for purposes of this clause (ii) any of the “Obligations” (as defined in each of the Existing Credit Agreements) outstanding under the Existing Credit Agreements shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or Obligations created pursuant to each of the Existing Credit Agreements or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and Obligations are assumed, ratified and affirmed by the Borrower; (iv) the Obligations incurred under each of the Existing Credit Agreements shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or the Administrative Agent under the Existing Credit Agreements, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreements, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Lenders’ interests in such Obligations, and participations in such Letters of Credit, shall be reallocated on the Closing Date in accordance with each Lender’s applicable Revolving Percentages and Term Percentages.

(b) Interest and Fees under Existing Credit Agreements. All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreements shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Existing Credit Agreements as if such agreements were still in effect.

10.19 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President and Chief Financial Officer

MPT OPERATING PARTNERSHIP, L.P.

By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

	By:	MEDICAL PROPERTIES TRUST, INC., its sole member

		By:	/s/ R. Steven Hamner
			Name:	R. Steven Hamner
			Title:	Executive Vice President and Chief Financial Officer

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Brendan M. Poe
	Name:	Brendan M. Poe
	Title:	Executive Director

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Suzanne B. Smith
	Name:	Suzanne B. Smith
	Title:	SVP

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Noam Azachi
	Name:	Noam Azachi
	Title:	Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Laura Conway
	Name:	Laura Conway
	Title:	Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

COMPASS BANK, as a Lender

By:	/s/ Brian Tuerff
Name: Brian Tuerff
Title: Senior Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Amy Trapp
Name: Amy Trapp
Title: Managing Director

By:	/s/ John Bosco
Name: John Bosco
Title: Director

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Joshua Freedman
Name: Joshua Freedman
Title: Authorized Signatory

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Joshua Turner
Name: Joshua Turner
Title: Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrea S. Chen
Name: Andrea S. Chen
Title: Director

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David R. Jablonowski
Name: David R. Jablonowski
Title: Senior Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

REGIONS BANK, as a Lender

By:	/s/ Kap Yarbrough
Name: Kap Yarbrough
Title: Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

By:	/s/ Sally Reyes
Name: Sally Reyes
Title: Authorized Signatory

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

CADENCE BANK, N.A., as a Lender

By:	/s/ William H. Crawford
Name: William H. Crawford
Title: Executive Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marla G.H. Howell
Name: Marla G.H. Howell
Title: Vice President

[Signature Page - A/R Revolving Credit and Term Loan Agreement]

Schedule EGL

Eligible Ground Leased Property

Property	Owner/Ground Lessor/Mortgagor	Capacity
Elkhorn Valley Rehabilitation Hospital	MPT of Casper, LLC	Owner

Park Klinik	MPT RHM Park S.à r.l.	Owner

Schedule ES

Excluded Subsidiaries

1.	MPT Development Services, Inc.

2.	MPT Covington TRS, Inc.

3.	MPT DS Equipment Holding, LLC

4.	MPT of Kansas City, LLC

5.	MPT Finance Corporation

6.	MPT Desoto Hospital, LLC

7.	MPT of Hoboken TRS, LLC

8.	MPT New Braunfels Hospital, LLC

9.	MPT Corinth Hospital, LLC

10.	MPT of 69th Street, LLC

11.	Mountain View - MPT Hospital, LLC

12.	MPT Aztec Opco, LLC

13.	MPT of Johnstown Hospital, LLC

14.	MPT of Post Falls Hospital, LLC

15.	MPT of Boise Hospital, LLC

16.	MPT of Billings Hospital, LLC

17.	MPT of Greenwood Hospital, LLC

18.	MPT of Comal County Hospital, LLC

19.	MPT of Mesquite Hospital, LLC

20.	MPT of Laredo Hospital, LLC

21.	MPT of Provo Hospital, LLC

22.	MPT of Casper Hospital, LLC

23.	MPT of Prescott Valley Hospital, LLC

24.	MPT of Brownsville Hospital, LLC

25.	MPT of Las Cruces Hospital, LLC

26.	MPT of Lafeyette Hospital, LLC

27.	MPT of Spartanburg Hospital, LLC

28.	MPT Hammond Hospital, LLC

29.	MPT of Ogden Hospital, LLC

30.	MPT of Corpus Christi Hospital, LLC

Schedule PUP

Pooled Unencumbered Properties

Property	Owner/Ground Lessor/Mortgagor	Capacity
Warm Springs Specialty Hospital of Luling	MPT of Luling, L.P.	Owner
Warm Springs Rehabilitation Hospital of Victoria	MPT of Victoria, L.P.	Owner
Warm Spring Specialty Hospital of New Braunfels	MPT of New Braunfels, LLC	Owner
Post Acute Specialty Hospital at Hammond	MPT of Hammond, LLC	Owner
Warm Springs Specialty Hospital of Victoria	MPT of Victoria, L.P.	Owner

Vibra Hospital of Southeastern Michigan	MPT of Detroit, LLC	Owner
Vibra Specialty Hospital of Portland	MPT of Portland, LLC	Owner
Northern California Rehabilitation Hospital	MPT of Redding, LLC	Owner
Atrium Medical Center	MPT of Corinth, L.P.	Owner
Vibra Specialty Hospital of Desoto	MPT of Desoto, LLC	Owner

Marlboro Park Hospital	MPT of Bennettsville, LLC	Owner
Chesterfield General Hospital	MPT of Cheraw, LLC	Owner
Hill Regional Hospital	MPT of Hillsboro, L.P.	Owner

Healthtrax Wellness Center - Warwick	MPT of Warwick, LLC	Owner
Healthtrax Wellness Center - Providence	MPT of Providence, LLC	Owner
Healthtrax Wellness Center - Springfield	MPT of Springfield, LLC	Owner
Healthtrax Wellness Center - Enfield	MPT of Enfield, LLC	Owner
Healthtrax Wellness Center - Newington	MPT of Newington, LLC	Owner
Healthtrax Wellness Center - Bristol	MPT of Bristol, LLC	Owner

Advanced Care Hospital of Northern Colorado	MPT of Johnstown, LLC	Owner
Northern Colorado Rehabilitation Hospital	MPT of Johnstown, LLC	Owner
Elkhorn Valley Rehabilitation Hospital	MPT of Casper, LLC	Owner
Advanced Care Hospital of Montana	MPT of Billings, LLC	Owner
Southwest Idaho Advanced Care Hospital	MPT of Boise, LLC	Owner
Utah Valley Specialty Hospital	MPT of Provo, LLC	Owner
Laredo Specialty Hospital	MPT of Laredo, LLC	Owner
Mesquite Specialty Hospital	MPT of Mesquite, LLC	Owner
Mesquite Rehabilitation Institute	MPT of Mesquite, LLC	Owner
Greenwood Regional Rehabilitation Hospital	MPT of Greenwood, LLC	Owner

Northern Idaho Advanced Care Hospital	MPT of Post Falls, LLC	Owner
New Braunfels Regional Rehabilitation Hospital	MPT of Comal County, LLC	Owner
Mountain Valley Regional Rehabilitation Hospital	MPT of Prescott Valley, LLC	Mortgagee
South Texas Rehabilitation Hospital	MPT of Brownsville, LLC	Mortgagee
Advanced Care Hospital of Southern New Mexico	MPT of Las Cruces, LLC	Mortgagee
Rehabilitation Hospital of Southern New Mexico	MPT of Las Cruces, LLC	Mortgagee
Northern Idaho Advanced Care Hospital	MPT of Post Falls, LLC	Owner
Spartanburg Regional Rehabilitation Hospital	MPT of Spartanburg, LLC	Owner
Lafayette Regional Rehabilitation Hospital	MPT of Lafayette, LLC	Owner
Corpus Christi Rehabilitation Hospital	MPT of Corpus Christi, LLC	Owner
Northern Utah Rehabilitation Hospital	MPT of Ogden, LLC	Owner

Alvarado Hospital	MPT of Alvarado, L.P.	Owner
Garden Grove Medical Center	MPT of Garden Grove Hospital, L.P.	Owner
Garden Grove MOB	MPT of Garden Grove MOB, L.P.	Owner
La Palma Intercommunity Hospital	MPT of La Palma, L.P.	Owner
Paradise Valley Hospital	MPT of Paradise Valley, L.P.	Owner
San Dimas Community Hospital	MPT of San Dimas Hospital, L.P.	Owner
San Dimas Medical Office Buildings	MPT of San Dimas MOB, L.P.	Owner
Shasta Regional Medical Center	MPT of Shasta, L.P.	Owner
West Anaheim Medical Center	MPT of West Anaheim, L.P.	Owner
Desert Valley Hospital	MPT of Victorville, LLC	Mortgagee
Chino Valley Medical Center	MPT of Chino, LLC	Mortgagee
Centinela Hospital Medical Center	MPT of Inglewood, L.P.	Mortgagee
St. Mary’s Regional Medical Center	MPT of Reno, LLC	Owner
Roxborough Memorial Hospital	MPT of Roxborough, L.P.	Owner
St. John Hospital	MPT of Leavenworth, LLC	Owner
Providence Medical Center	MPT of Wyandotte County, LLC	Owner
Dallas Medical Center	MPT of Dallas, LLC	Owner

Klinik Sonnenwende	MPT RHM Sonnenwende S.a.r.l.	Owner
Klaus Miehlke Klinik	MPT RHM Klaus S.a.r.l.	Owner
Vesalius Klinik	MPT RHM Vesalius S.a.r.l.	Owner
Park Klinik	MPT RHM Park S.a.r.l.	Owner
Fontana Klinik	MPT RHM Fontana S.a.r.l.	Owner
Christiaan Barnard Klinik	MPT RHM Christiaan S.a.r.l.	Owner
Wohnheim Hillersbach	MPT RHM Hillersbach S.a.r.l.	Owner
Antoniusstift	MPT RHM Vesalius S.a.r.l.	Owner
Dürkheimer Höhe	MPT RHM Sonnenwende S.a.r.l.	Owner
Klaus-Miehlke-Klinik	MPT RHM Sonnenwende S.a.r.l.	Owner
Psychotherapeutische Klinik	MPT RHM Fontana S.a.r.l.	Owner

Little Elm FM 423 Medical Center	MPT of Little Elm FCER, LLC	Owner
Austin Brodie Medical Center	MPT of Brodie FCER, LLC	Owner
San Antonio Nacogdoches Medical Center	MPT of Nacogdoches FCER, LLC	Owner
Alvin Medical Center	MPT of Alvin FCER, LLC	Owner
Firestone Medical Center	MPT of Firestone FCER, LLC	Owner
Briar Forest-Eldridge Medical Center	MPT of Houston-Eldridge FCER, LLC	Owner
Cedar Hill Medical Center	MPT of Cedar Hill FCER, LLC	Owner
Allen Bethany Medical Center	MPT of Allen FCER, LLC	Owner
Frisco Preston Medical Center	MPT of Frisco FCER, LLC	Owner
Broomfield Huron Medical Center	MPT of Broomfield FCER, LLC	Owner
Gleannloch Farms Medical Center	MPT of Champion Forest FCER, LLC	Owner
Colorado Springs Meadowgrass Medical Center	MPT of North Gate FCER, LLC	Owner
Thornton 136th Medical Center	MPT of Thornton FCER, LLC	Owner
Fountain Medical Center	MPT of Fountain FCER, LLC	Owner
Sienna Plantation Medical Center	MPT of Missouri City FCER, LLC	Owner
Pearland 518 Medical Center	MPT of Pearland FCER, LLC	Owner
Colonial Lakes Medical Center	MPT of Missouri City-Dulles FCER, LLC	Owner

Schedule 1.1A

Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$69,000,000
Bank of America, N.A.	$69,000,000
Barclays Bank PLC	$69,000,000
KeyBank National Association	$69,000,000
Deutsche Bank AG New York Branch	$65,000,000
Compass Bank	$56,000,000
Credit Agricole Corporate and Investment Bank	$56,000,000
Royal Bank of Canada	$56,000,000
SunTrust Bank	$56,000,000
Wells Fargo Bank, National Association	$56,000,000
Citizens Bank, National Association	$52,000,000
Credit Suisse AG, Cayman Islands Branch	$39,000,000
Regions Bank	$39,000,000
Cadence Bank, N.A.	$12,000,000
First Tennessee Bank National Association	$12,000,000

$775,000,000

Schedule 1.1A - 1

Lender	Term Commitment
JPMorgan Chase Bank, N.A.	$11,000,000
Bank of America, N.A.	$11,000,000
Barclays Bank PLC	$11,000,000
KeyBank National Association	$11,000,000
Compass Bank	$9,000,000
Credit Agricole Corporate and Investment Bank	$9,000,000
Royal Bank of Canada	$9,000,000
SunTrust Bank	$9,000,000
Wells Fargo Bank, National Association	$9,000,000
Citizens Bank, National Association	$8,000,000
Credit Suisse AG, Cayman Islands Branch	$6,000,000
Regions Bank	$6,000,000
Cadence Bank, N.A.	$13,000,000
First Tennessee Bank National Association	$3,000,000

$125,000,000

Schedule 1.1A - 2

Schedule 3.1(a)

Existing Letters of Credit

•	Letter of Credit issued to the order of Tishman Speyer Properties, L.P. in an amount of $99,447.50.

Schedule 4.4

Consents, Authorizations, Filings and Notices

•	None.

Schedule 4.15

Subsidiaries

Name	Jurisdiction of Organization	Percentage of Capital Stock Owned by any Loan Party
Medical Properties Trust, LLC	DE	100% of limited liability company interests owned by Medical Properties Trust, Inc.

Mountain View-MPT Hospital, LLC	DE

100% of limited liability company interests owned by MPT of Mountain View, LLC*

(* 20% interest in distributions from Mountain View- MPT Hospital, LLC is owned by Mountain View Hospital, LLC and such interest will increase by 2% annually to a maximum of 40% in 2021)

MPT Corinth Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT Covington TRS, Inc.	DE	100% of outstanding stock owned by MPT Operating Partnership, L.P.

MPT Development Services, Inc.	DE	100% of outstanding stock owned by MPT Operating Partnership, L.P.

MPT DS Equipment Holding, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT Finance Corporation	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT Hammond Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT Legacy of Montclair, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT New Braunfels Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of 69th Street, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Allen FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Altoona, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Alvarado, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Alvarado, LLC

MPT of Alvarado, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Alvin FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT Aztec Opco, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Bayonne, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Bennettsville, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Billings Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Billings, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Bloomington, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Boise Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Boise, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Bossier City, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Bristol, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Brodie FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Broomfield FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Brownsville Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Brownsville, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Bucks County, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Bucks County, LLC

MPT of Bucks County, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Casper Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Casper, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Cedar Hill FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Champion Forest FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Cheraw, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Chino, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Clear Lake, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Clear Lake, LLC

MPT of Clear Lake, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Comal County Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Comal County, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Corinth, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Corinth, LLC

MPT of Corinth, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Corpus Christi Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Corpus Christi, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Covington, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Dallas LTACH, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Dallas LTACH, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Dallas LTACH, LLC

MPT of Dallas, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT Desoto Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Desoto, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Desoto, LLC

MPT of Desoto, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Detroit, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Enfield, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Firestone FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Florence, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Fountain FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Frisco FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Ft. Lauderdale, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Garden Grove Hospital, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Garden Grove Hospital, LLC

MPT of Garden Grove Hospital, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Garden Grove MOB, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Garden Grove MOB, LLC

MPT of Garden Grove MOB, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Gilbert, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Greenwood Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Greenwood, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Hammond, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Hausman, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Hillsboro, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Hillsboro, LLC

MPT of Hillsboro, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Hoboken Hospital, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Hoboken Real Estate, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Hoboken TRS, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Houston-Eldridge FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Idaho Falls, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Inglewood, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Inglewood, LLC

MPT of Inglewood, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Johnstown Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Johnstown, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Kansas City, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of La Palma, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of La Palma, LLC

MPT of La Palma, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Lafayette Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Lafayette, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Laredo Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Laredo, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Las Cruces Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Las Cruces, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Leavenworth, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Little Elm FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Los Angeles, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Los Angeles, LLC

MPT of Los Angeles, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Luling, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Luling, LLC

MPT of Luling, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Mesa, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Mesquite Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Mesquite, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Missouri City FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Missouri City-Dulles FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Mountain View, LLC	DE	100% of limited liability company interests owned by MPT of Idaho Falls, LLC

MPT of Nacogdoches FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of New Braunfels, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Newington, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of North Cypress, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of North Cypress, LLC

MPT of North Cypress, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of North Gate FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Ogden Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Ogden, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Olympia, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Overlook Parkway, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Paradise Valley, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Paradise Valley, LLC

MPT of Paradise Valley, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Pearland FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Petersburg, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Poplar Bluff, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Port Arthur, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Portland, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Post Falls Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Post Falls, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Prescott Valley Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Prescott Valley, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Providence, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Provo Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Provo, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Redding, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Reno, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Richardson, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Richardson, LLC

MPT of Richardson, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Round Rock, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Round Rock, LLC

MPT of Round Rock, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Roxborough, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Roxborough, LLC

MPT of Roxborough, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of San Dimas Hospital, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of San Dimas Hospital, LLC

MPT of San Dimas Hospital, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of San Dimas MOB, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of San Dimas MOB, LLC

MPT of San Dimas MOB, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Shasta, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Shasta, LLC

MPT of Shasta, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Shenandoah, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Shenandoah, LLC

MPT of Shenandoah, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Southern California, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Southern California, LLC

MPT of Southern California, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Spartanburg Hospital, LLC	DE	100% of limited liability company interests owned by MPT Development Services, Inc.

MPT of Spartanburg, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Springfield, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Thornton FCER, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Tomball, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Tomball, LLC

MPT of Tomball, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Twelve Oaks, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Twelve Oaks, LLC

MPT of Twelve Oaks, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Victoria, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of Victoria, LLC

MPT of Victoria, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Victorville, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Warwick, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of West Anaheim, L.P.	DE	99.9% of partnership interests owned by MPT Operating Partnership, L.P.; 0.1% of partnership interests owned by MPT of West Anaheim, LLC

MPT of West Anaheim, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of West Monroe, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of West Valley City, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Westover Hills, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Wichita, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT of Wyandotte County, LLC	DE	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT RHM Holdco S.à r.l.	Luxembourg	100% of limited liability company interests owned by MPT Operating Partnership, L.P.

MPT RHM Sonnenwende S.à r.l.	Luxembourg	100% owned by MPT RHM Holdco S.à r.l

MPT RHM Klaus S.à r.l.	Luxembourg	100% owned by MPT RHM Holdco S.à r.l

MPT RHM Vesalius S.à r.l.	Luxembourg	100% owned by MPT RHM Holdco S.à r.l

MPT RHM Park S.à r.l.	Luxembourg	100% owned by MPT RHM Holdco S.à r.l

MPT RHM Fontana S.à r.l.	Luxembourg	100% owned by MPT RHM Holdco S.à r.l

MPT RHM Christiaan S.à r.l.	Luxembourg	100% owned by MPT RHM Holdco S.à r.l

MPT RHM Hillersbach S.à r.l.	Luxembourg	100% owned by MPT RHM Holdco S.à r.l

Wichita Health Associates, Limited Partnership	DE	100% of partnership interests owned by MPT of Wichita, LLC

Schedule 4.23(a)

Properties

	Property	Owner/Ground Lessor/Mortgagor	Capacity
1	Desert Valley Hospital	MPT of Victorville, LLC	Mortgagee

2	Northern California Rehabilitation Hospital	MPT of Redding, LLC	Owner

3	Chino Valley Medical Center	MPT of Chino, LLC	Mortgagee

4	Life Care Hospital of Dallas	MPT of Dallas LTACH, L.P.	Owner

5	Vibra Specialty Hospital of Portland	MPT of Portland, LLC	Owner

6	Warm Springs Rehabilitation Hospital of Victoria	MPT of Victoria, L.P.	Owner

7	Warm Springs Specialty Hospital of Luling	MPT of Luling, L.P.	Owner

8	Warm Springs Specialty Hospital of Victoria	MPT of Victoria, L.P.	Owner

9	West Anaheim Medical Center	MPT of West Anaheim, L.P.	Owner

10	La Palma Intercommunity Hospital	MPT of La Palma, L.P.	Owner

11	Paradise Valley Hospital	MPT of Paradise Valley, L.P.	Owner

12	Paradise Valley Hospital	MPT of Southern California, L.P.	Mortgagee

13	Shasta Regional Medical Center	MPT of Shasta, L.P.	Owner

14	Vibra Hospital of Southeastern Michigan	MPT of Detroit, LLC	Owner

15	Garden Grove Medical Center	MPT of Garden Grove Hospital, L.P.	Owner

16	Garden Grove MOB	MPT of Garden Grove MOB, L.P.	Owner

17	Cornerstone Hospital of Bossier City	MPT of Bossier City, LLC	Owner

18	Mountain View Hospital	MPT of Mountain View, LLC	Owner

19	Pioneer Valley Hospital	MPT of West Valley City, LLC	Owner

20	Poplar Bluff Regional Medical Center-North	MPT of Poplar Bluff, LLC	Owner

21	Sunrise Rehabilitation Hospital	MPT of Ft. Lauderdale, LLC	Owner

22	Healthsouth Rehabilitation Hospital of Petersburg	MPT of Petersburg, LLC	Owner

23	North Cypress Medical Center	MPT of North Cypress, L.P.	Owner

24	Wesley Rehabilitation Hospital	Wichita Health Associates, Limited Partnership	Owner

25	Westside Surgical Hospital	MPT of Twelve Oaks, L.P.	Owner

26	Monroe Hospital	MPT of Bloomington, LLC	Owner

27	Bucks County Specialty Hospital	MPT of Bucks County, L.P.	Owner

28	North Shore Specialty Hospital of Covington	MPT of Covington, LLC	Owner

29	Healthtrax Wellness Center - Warwick	MPT of Warwick, LLC	Owner

30	Healthtrax Wellness Center - Providence	MPT of Providence, LLC	Owner

31	Healthtrax Wellness Center - Springfield	MPT of Springfield, LLC	Owner

32	San Dimas Community Hospital	MPT of San Dimas Hospital, L.P.	Owner

33	San Dimas Medical Office Buildings	MPT of San Dimas MOB, L.P.	Owner

34	Healthtrax Wellness Center - Enfield	MPT of Enfield, LLC	Owner

35	Healthtrax Wellness Center - Newington	MPT of Newington, LLC	Owner

36	Healthtrax Wellness Center - Bristol	MPT of Bristol, LLC	Owner

37	Marlboro Park Hospital	MPT of Bennettsville, LLC	Owner

38	Chesterfield General Hospital	MPT of Cheraw, LLC	Owner

39	Reliant Rehabilitation Hospital North Texas	MPT of Richardson, L.P.	Owner

40	Reliant Rehabilitation Hospital Central Texas	MPT of Round Rock, L.P.	Owner

41	Reliant Rehabilitation Hospital North Houston	MPT of Shenandoah, L.P.	Owner

42	Hill Regional Hospital	MPT of Hillsboro, L.P.	Owner

43	Florence Hospital at Anthem	MPT of Florence, LLC	Owner

44	Gilbert Hospital	MPT of Gilbert, LLC	Owner

45	Kindred Hospital Clear Lake	MPT of Clear Lake, L.P.	Owner

46	Kindred Hospital Tomball	MPT of Tomball, L.P.	Owner

47	Atrium Medical Center	MPT of Corinth, L.P.	Owner

48	Bayonne Medical Center	MPT of Bayonne, LLC	Owner

49	Alvarado Hospital	MPT of Alvarado, L.P.	Owner

50	Kindred Northland LTACH Hospital	MPT of Kansas City, LLC	Owner

51	Vibra Specialty Hospital of Desoto	MPT of Desoto, LLC	Owner

52	Warm Spring Specialty Hospital of New Braunfels	MPT of New Braunfels, LLC	Owner

53	Baptist Health System – Hausman	MPT of Hausman, LLC	Owner

54	Baptist Health System – Overlook Parkway	MPT of Overlook Parkway, LLC	Owner

55	Baptist Health System – Westover Hills	MPT of Westover Hills, LLC	Owner

56	Hoboken University Medical Center	MPT of Hoboken Real Estate, LLC	Owner

57	Advanced Care Hospital of Northern Colorado	MPT of Johnstown, LLC	Owner

58	Northern Colorado Rehabilitation Hospital	MPT of Johnstown, LLC	Owner

59	Southwest Idaho Advanced Care Hospital	MPT of Boise, LLC	Owner

60	Advanced Care Hospital of Montana	MPT of Billings, LLC	Owner

61	Greenwood Regional Rehabilitation Hospital	MPT of Greenwood, LLC	Owner

62	Mesquite Specialty Hospital	MPT of Mesquite, LLC	Owner

63	Mesquite Rehabilitation Institute	MPT of Mesquite, LLC	Owner

64	Laredo Specialty Hospital	MPT of Laredo, LLC	Owner

65	Utah Valley Specialty Hospital	MPT of Provo, LLC	Owner

66	Elkhorn Valley Rehabilitation Hospital	MPT of Casper, LLC	Owner*

67	Mountain Valley Regional Rehabilitation Hospital	MPT of Prescott Valley, LLC	Mortgagee

68	South Texas Rehabilitation Hospital	MPT of Brownsville, LLC	Mortgagee

69	Advanced Care Hospital of Southern New Mexico	MPT of Las Cruces, LLC	Mortgagee

70	Rehabilitation Hospital of Southern New Mexico	MPT of Las Cruces, LLC	Mortgagee

71	Northern Idaho Advanced Care Hospital	MPT of Post Falls, LLC	Owner

72	New Braunfels Regional Rehabilitation Hospital	MPT of Comal County, LLC	Owner

73	Lafayette Regional Rehabilitation Hospital	MPT of Lafayette, LLC	Owner

74	Centinela Hospital Medical Center	MPT of Inglewood, L.P.	Mortgagee

75	St. Mary’s Regional Medical Center	MPT of Reno, LLC	Owner

76	Roxborough Memorial Hospital	MPT of Roxborough, L.P.	Owner

77	Oak Leaf Surgical Hospital	MPT of Altoona, LLC	Owner

78	Post Acute Specialty Hospital at Hammond	MPT of Hammond, LLC	Owner

79	Spartanburg Regional Rehabilitation Hospital	MPT of Spartanburg, LLC	Owner

80	Northern Utah Rehabilitation Hospital	MPT of Ogden, LLC	Owner

81	Corpus Christi Rehabilitation Hospital	MPT of Corpus Christi, LLC	Owner

82	Providence Medical Center	MPT of Wyandotte County, LLC	Owner

83	St. John Hospital	MPT of Leavenworth, LLC	Owner

84	Little Elm FM 423 Medical Center	MPT of Little Elm FCER, LLC	Owner

85	Austin Brodie Medical Center	MPT of Brodie FCER, LLC	Owner

86	Mountain Vista Medical Center	MPT of Mesa, LLC	Owner

87	The Medical Center of Southeast Texas	MPT of Port Arthur, LLC	Owner

88	Glenwood Regional Medical Center	MPT of West Monroe, LLC	Owner

89	San Antonio Nacogdoches Medical Center	MPT of Nacogdoches FCER, LLC	Owner

90	Dallas Medical Center	MPT of Dallas, LLC	Owner

91	Klinik Sonnenwende	MPT RHM Sonnenwende S.a.r.l.	Owner

92	Klaus Miehlke Klinik	MPT RHM Klaus S.a.r.l.	Owner

93	Vesalius Klinik	MPT RHM Vesalius S.a.r.l.	Owner

94	Park Klinik	MPT RHM Park S.a.r.l.	Owner*

95	Fontana Klinik	MPT RHM Fontana S.a.r.l.	Owner

96	Christiaan Barnard Klinik	MPT RHM Christiaan S.a.r.l.	Owner

97	Wohnheim Hillersbach	MPT RHM Hillersbach S.a.r.l.	Owner

98	Antoniusstift	MPT RHM Vesalius S.a.r.l.	Owner

99	Dürkheimer Höhe	MPT RHM Sonnenwende S.a.r.l.	Owner

100	Klaus-Miehlke-Klinik	MPT RHM Sonnenwende S.a.r.l.	Owner

101	Psychotherapeutische Klinik	MPT RHM Fontana S.a.r.l.	Owner

102	Olympia Medical Center	MPT of Los Angeles, L.P.	Mortgagee

103	HackensackUMC Mountainside	MPT Legacy of Montclair, LLC	Owner

104	Alvin Medical Center	MPT of Alvin FCER, LLC	Owner

105	Firestone Medical Center	MPT of Firestone FCER, LLC	Owner

106	Briar Forest-Eldridge Medical Center	MPT of Houston-Eldridge FCER, LLC	Owner

107	Cedar Hill Medical Center	MPT of Cedar Hill FCER, LLC	Owner

108	Allen Bethany Medical Center	MPT of Allen FCER, LLC	Owner

109	Frisco Preston Medical Center	MPT of Frisco FCER, LLC	Owner

110	Broomfield Huron Medical Center	MPT of Broomfield FCER, LLC	Owner

111	Gleannloch Farms Medical Center	MPT of Champion Forest FCER, LLC	Owner

112	Colorado Springs Meadowgrass Medical Center	MPT of North Gate FCER, LLC	Owner

113	Thornton 136th Medical Center	MPT of Thornton FCER, LLC	Owner

114	Fountain Medical Center	MPT of Fountain FCER, LLC	Owner

115	Sienna Plantation Medical Center	MPT of Missouri City FCER, LLC	Owner

116	Pearland 518 Medical Center	MPT of Pearland FCER, LLC	Owner

117	Colonial Lakes Medical Center	MPT of Missouri City-Dulles FCER, LLC	Owner

*	Property subject to ground lease

Schedule 4.23(b)

Unencumbered Properties

	Property	Owner/Ground Lessor/Mortgagor	Capacity
1	Desert Valley Hospital	MPT of Victorville, LLC	Mortgagee

2	Northern California Rehabilitation Hospital	MPT of Redding, LLC	Owner

3	Chino Valley Medical Center	MPT of Chino, LLC	Mortgagee

4	Lifecare Hospital of Dallas	MPT of Dallas LTACH, L.P.	Owner

5	Vibra Specialty Hospital of Portland	MPT of Portland, LLC	Owner

6	Warm Springs Rehabilitation Hospital of Victoria	MPT of Victoria, L.P.	Owner

7	Warm Springs Specialty Hospital of Luling	MPT of Luling, L.P.	Owner

8	Warm Springs Specialty Hospital of Victoria	MPT of Victoria, L.P.	Owner

9	West Anaheim Medical Center	MPT of West Anaheim, L.P.	Owner

10	La Palma Intercommunity Hospital	MPT of La Palma, L.P.	Owner

11	Paradise Valley Hospital	MPT of Paradise Valley, L.P.	Owner

12	Paradise Valley Hospital	MPT of Southern California, L.P.	Mortgagee

13	Shasta Regional Medical Center	MPT of Shasta, L.P.	Owner

14	Vibra Hospital of Southeastern Michigan	MPT of Detroit, LLC	Owner

15	Garden Grove Medical Center	MPT of Garden Grove Hospital, L.P.	Owner

16	Garden Grove MOB	MPT of Garden Grove MOB, L.P.	Owner

17	Cornerstone Hospital of Bossier City	MPT of Bossier City, LLC	Owner

18	Mountain View Hospital	MPT of Mountain View, LLC	Owner **

19	Pioneer Valley Hospital	MPT of West Valley City, LLC	Owner

20	Poplar Bluff Regional Medical Center-North	MPT of Poplar Bluff, LLC	Owner

21	Sunrise Rehabilitation Hospital	MPT of Ft. Lauderdale, LLC	Owner

22	Healthsouth Rehabilitation Hospital of Petersburg	MPT of Petersburg, LLC	Owner

23	Bucks County Specialty Hospital	MPT of Bucks County, L.P.	Owner

24	North Shore Specialty Hospital of Covington	MPT of Covington, LLC	Owner

25	Healthtrax Wellness Center – Warwick	MPT of Warwick, LLC	Owner

26	Healthtrax Wellness Center – Providence	MPT of Providence, LLC	Owner

27	Healthtrax Wellness Center – Springfield	MPT of Springfield, LLC	Owner

28	San Dimas Community Hospital	MPT of San Dimas Hospital, L.P.	Owner

29	San Dimas Medical Office Buildings	MPT of San Dimas MOB, L.P.	Owner

30	Healthtrax Wellness Center – Enfield	MPT of Enfield, LLC	Owner

31	Healthtrax Wellness Center – Newington	MPT of Newington, LLC	Owner

32	Healthtrax Wellness Center – Bristol	MPT of Bristol, LLC	Owner

33	Marlboro Park Hospital	MPT of Bennettsville, LLC	Owner

34	Chesterfield General Hospital	MPT of Cheraw, LLC	Owner

35	Reliant Rehabilitation Hospital North Texas	MPT of Richardson, L.P.	Owner

36	Reliant Rehabilitation Hospital Central Texas	MPT of Round Rock, L.P.	Owner

37	Reliant Rehabilitation Hospital North Houston	MPT of Shenandoah, L.P.	Owner

38	Hill Regional Hospital	MPT of Hillsboro, L.P.	Owner

39	Florence Hospital at Anthem	MPT of Florence, LLC	Owner

40	Gilbert Hospital	MPT of Gilbert, LLC	Owner

41	Kindred Hospital Clear Lake	MPT of Clear Lake, L.P.	Owner

42	Kindred Hospital Tomball	MPT of Tomball, L.P.	Owner

43	Atrium Medical Center	MPT of Corinth, L.P.	Owner

44	Bayonne Medical Center	MPT of Bayonne, LLC	Owner

45	Alvarado Hospital	MPT of Alvarado, L.P.	Owner

46	Vibra Specialty Hospital of Desoto	MPT of Desoto, LLC	Owner

47	Warm Spring Specialty Hospital of New Braunfels	MPT of New Braunfels, LLC	Owner

48	Baptist Health System – Hausman	MPT of Hausman, LLC	Owner

49	Baptist Health System – Overlook Parkway	MPT of Overlook Parkway, LLC	Owner

50	Baptist Health System – Westover Hills	MPT of Westover Hills, LLC	Owner

51	Hoboken University Medical Center	MPT of Hoboken Real Estate, LLC	Owner

52	Wesley Rehabilitation Hospital	Wichita Health Associates Limited Partnership	Owner

53	Advanced Care Hospital of Northern Colorado	MPT of Johnstown, LLC	Owner

54	Northern Colorado Rehabilitation Hospital	MPT of Johnstown, LLC	Owner

55	Southwest Idaho Advanced Care Hospital	MPT of Boise, LLC	Owner

56	Advanced Care Hospital of Montana	MPT of Billings, LLC	Owner

57	Greenwood Regional Rehabilitation Hospital	MPT of Greenwood, LLC	Owner

58	Mesquite Specialty Hospital	MPT of Mesquite, LLC	Owner

59	Mesquite Rehabilitation Institute	MPT of Mesquite, LLC	Owner

60	Laredo Specialty Hospital	MPT of Laredo, LLC	Owner

61	Utah Valley Specialty Hospital	MPT of Provo, LLC	Owner

62	Elkhorn Valley Rehabilitation Hospital	MPT of Casper, LLC	Owner*

63	Mountain Valley Regional Rehabilitation Hospital	MPT of Prescott Valley, LLC	Mortgagee

64	South Texas Rehabilitation Hospital	MPT of Brownsville, LLC	Mortgagee

65	Advanced Care Hospital of Southern New Mexico	MPT of Las Cruces, LLC	Mortgagee

66	Rehabilitation Hospital of Southern New Mexico	MPT of Las Cruces, LLC	Mortgagee

67	Northern Idaho Advanced Care Hospital	MPT of Post Falls, LLC	Owner

68	New Braunfels Regional Rehabilitation Hospital	MPT of Comal County, LLC	Owner

69	North Cypress Medical Center	MPT of North Cypress, L.P	Owner

70	Lafayette Regional Rehabilitation Hospital	MPT of Lafayette, LLC	Owner

71	Centinela Hospital Medical Center	MPT of Inglewood, L.P.	Mortgagee

72	St. Mary’s Regional Medical Center	MPT of Reno, LLC	Owner

73	Roxborough Memorial Hospital	MPT of Roxborough, L.P.	Owner

74	Oak Leaf Surgical Hospital	MPT of Altoona, LLC	Owner

75	Post Acute Specialty Hospital at Hammond	MPT of Hammond, LLC	Owner

76	Spartanburg Regional Rehabilitation Hospital	MPT of Spartanburg, LLC	Owner

77	Northern Utah Rehabilitation Hospital	MPT of Ogden, LLC	Owner

78	Corpus Christi Rehabilitation Hospital	MPT of Corpus Christi, LLC	Owner

79	Providence Medical Center	MPT of Wyandotte County, LLC	Owner

80	St. John Hospital	MPT of Leavenworth, LLC	Owner

81	Little Elm FM 423 Medical Center	MPT of Little Elm FCER, LLC	Owner

82	Austin Brodie Medical Center	MPT of Brodie FCER, LLC	Owner

83	Mountain Vista Medical Center	MPT of Mesa, LLC	Owner

84	The Medical Center of Southeast Texas	MPT of Port Arthur, LLC	Owner

85	Glenwood Regional Medical Center	MPT of West Monroe, LLC	Owner

86	San Antonio Nacogdoches Medical Center	MPT of Nacogdoches FCER, LLC	Owner

87	Dallas Medical Center	MPT of Dallas, LLC	Owner

88	Klinik Sonnenwende	MPT RHM Sonnenwende S.a.r.l.	Owner

89	Klaus Miehlke Klinik	MPT RHM Klaus S.a.r.l.	Owner

90	Vesalius Klinik	MPT RHM Vesalius S.a.r.l.	Owner

91	Park Klinik	MPT RHM Park S.a.r.l.	Owner

92	Fontana Klinik	MPT RHM Fontana S.a.r.l.	Owner

93	Christiaan Barnard Klinik	MPT RHM Christiaan S.a.r.l.	Owner

94	Wohnheim Hillersbach	MPT RHM Hillersbach S.a.r.l.	Owner

95	Antoniusstift	MPT RHM Vesalius S.a.r.l.	Owner

96	Dürkheimer Höhe	MPT RHM Sonnenwende S.a.r.l.	Owner

97	Klaus-Miehlke-Klinik	MPT RHM Sonnenwende S.a.r.l.	Owner

98	Psychotherapeutische Klinik	MPT RHM Fontana S.a.r.l.	Owner

99	Olympia Medical Center	MPT of Los Angeles, L.P.	Mortgagee

100	Hackensack UMC Mountainside	MPT Legacy of Montclair, LLC	Owner

101	Alvin Medical Center	MPT of Alvin FCER, LLC	Owner

102	Firestone Medical Center	MPT of Firestone FCER, LLC	Owner

103	Briar Forest-Eldridge Medical Center	MPT of Houston-Eldridge FCER, LLC	Owner

104	Cedar Hill Medical Center	MPT of Cedar Hill FCER, LLC	Owner

105	Allen Bethany Medical Center	MPT of Allen FCER, LLC	Owner

106	Frisco Preston Medical Center	MPT of Frisco FCER, LLC	Owner

107	Broomfield Huron Medical Center	MPT of Broomfield FCER, LLC	Owner

108	Gleannloch Farms Medical Center	MPT of Champion Forest FCER, LLC	Owner

109	Colorado Springs Meadowgrass Medical Center	MPT of North Gate FCER, LLC	Owner

110	Thornton 136th Medical Center	MPT of Thornton FCER, LLC	Owner

111	Fountain Medical Center	MPT of Fountain FCER, LLC	Owner

112	Sienna Plantation Medical Center	MPT of Missouri City FCER, LLC	Owner

113	Pearland 518 Medical Center	MPT of Pearland FCER, LLC	Owner

114	Colonial Lakes Medical Center	MPT of Missouri City-Dulles FCER, LLC	Owner

115	Westside Surgical Hospital	MPT of Twelve Oaks, L.P.	Owner

*	Property subject to ground lease
**	Indirect owner

Schedule 7.2(d)

Existing Indebtedness

MPT Entity	Indebtedness	Amount
Northland Mortgage Loan	40/86 Mortgage Capital, Inc.	$13,880,315

Schedule 7.3(f)

Existing Liens

Credit Party	Jurisdiction	Secured Party	File Number and Filing Date	Collateral Description
Medical Properties Trust, Inc.	Maryland SOS	Web Bank	0000000181422057 May 26, 2011	Computer equipment and software.

EXHIBIT A

FORM OF GUARANTEE AGREEMENT

Execution Version

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of June 19, 2014, among MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (“Holdings”), and each of the other signatories hereto (together with any other entity that may become a party hereto as provided herein the “Subsidiary Guarantors,” and together with Holdings, the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks, financial institutions and other entities (the “Lenders”) from time to time party as Lenders to the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), Holdings, the Lenders, and the Administrative Agent.

RECITALS

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the proceeds of the Loans under the Credit Agreement, will be used in part to finance the working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries (including the Subsidiary Guarantors), including to repay Indebtedness and finance acquisitions and Investments;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Loans under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Credit Parties.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the benefit of the Credit Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and all other obligations (and specifically including the Reimbursement Obligations) and liabilities of the Borrower to any Agent, Lender or Indemnitee, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith or pursuant thereto, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, attorney’s fees and legal expenses) or otherwise (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any such case or proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).

“Guaranteed Obligations”: collectively, (a) the Borrower Obligations and (b) the Guarantor Obligations.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor with respect to the Credit Agreement which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, attorney’s fees and legal expenses) or otherwise (including all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).

“Indemnitee”: as defined in Section 10.5 of the Credit Agreement.

“Luxembourg Commercial Register Law”: the Luxembourg law of December 19, 2002 on the Trade and Companies’ Register, on accounting and on annual accounts of the companies, as amended.

“Luxembourg Guarantor”: any Guarantor incorporated or established (as applicable) in Luxembourg.

“Luxembourg Guarantor’s Group”: with respect to any Luxembourg Guarantor, such Luxembourg Guarantor and each subsidiary undertaking or parent undertaking of such Luxembourg Guarantor and each subsidiary undertaking of such parent undertaking from time to time.

“Organizational Documents”: as to any Person, its certificate or articles of incorporation and by-laws if a corporation, or its certificate of formation and its partnership agreement if a partnership, its limited liability company agreement if a limited liability company, or other organizational or governing documents of such person.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Unasserted Obligations”: shall mean, at any time, Guaranteed Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of interest on, and fees relating to, any Guaranteed Obligations and (ii) contingent reimbursement obligations in respect of any amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Guaranteed Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

1.2 Other Definitional Provisions.

(a) As used herein and in any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to any Guarantor not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties of every type and nature, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to any Obligation shall mean the payment in full of such Obligation in cash in immediately available funds.

SECTION 2. GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Credit Parties, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Borrower Obligations. The Guarantors agree that this guarantee is a guarantee of payment and performance and not of collection.

(b) Each Guarantor shall be liable under its guarantee set forth in Section 2.1(a), without any limitation as to amount, for all present and future Borrower Obligations, including specifically all future increases in the outstanding amount of the Loans under the Credit Agreement and other future increases in the Borrower Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof; provided, that (i) enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable law, including any applicable federal or state fraudulent transfer or fraudulent conveyance law (after giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 2.2) and (ii) to the fullest extent permitted by applicable law, the foregoing clause (i) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any equity interest in such Guarantor. Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.

(c) The guarantee contained in this Section 2.1 (i) shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 (other than Unasserted Obligations) have been paid in full, and all commitments to extend credit under the Credit Agreement have terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, (ii) unless released as provided in clause (iii) below, shall survive the repayment of the Loans under the Credit Agreement and remain enforceable as to all Borrower Obligations that survive such repayment, termination and release and (iii) shall be released when and as set forth in Section 5.15.

(d) No payment (other than payment in full of all the Guaranteed Obligations) made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Credit Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder in respect of any other Borrower Obligations then outstanding or thereafter incurred.

2.2 Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Borrower Obligations by any Guarantor or is received or collected on account of the Borrower Obligations from any Guarantor:

(a) Such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Guaranteed Obligations, (i) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (ii) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets (net of their liabilities, other than Guaranteed Obligations) and any other equitable considerations deemed appropriate by the court.

(b) If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against the Borrower or any other Guarantor under Section 2.2(a), such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Guaranteed Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement from the Borrower or contribution from any other Guarantor under Section 2.2(a)) to any interest that may then be held by the Administrative Agent upon any collateral granted to it for the Guaranteed Obligations, if any. To the fullest extent permitted under applicable law, such right of subrogation shall be enforceable solely against the Borrower and the Guarantors, and not against the Credit Parties, and neither the Administrative Agent nor any Credit Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral for any purpose related to any such right of subrogation. If subrogation is demanded in writing by any Guarantor, then (subject to and upon payment in full of all outstanding Guaranteed Obligations) the Administrative Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument reasonably satisfactory to the Administrative Agent transferring, on a quitclaim basis without (to the fullest extent permitted under applicable law) any recourse, representation, warranty or obligation whatsoever, whatever interest the Administrative Agent then may hold in whatever collateral may then exist that was not previously released or disposed of by the Administrative Agent.

(c) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Guaranteed Obligations made by it or received shall be fully subordinated in all respects to the prior payment in full of all of the Guaranteed Obligations. Until payment in full of the Guaranteed Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Guaranteed Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Credit Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

(d) The obligations of the Guarantors under the Loan Documents, including their liability for the Guaranteed Obligations are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. To the fullest extent permitted under applicable law, the invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Credit Party against any Guarantor. The Credit Parties make no representations or warranties in respect of any such right and shall, to the fullest extent permitted under applicable law, have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(e) Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to this Section 2.2 and (ii) to the fullest extent permitted by applicable law, neither the Administrative Agent nor any Credit Party shall ever have any duty or liability whatsoever in respect of any such right.

2.3 Amendments, etc. with respect to the Borrower Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Credit Party may be rescinded by such Credit Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Credit Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, amended and restated, supplemented, replaced, refinanced, otherwise modified or terminated, in whole or in part, as the Administrative Agent (or the requisite Credit Parties) may deem advisable from time to time, and any cash collateral security, guarantee or right of offset at any time held by any Credit Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Credit Party shall have any obligation to protect, secure, perfect or insure any Lien on cash collateral held by it pursuant to Section 8 of the Credit Agreement, if any, except to the extent required by applicable law. Each Guarantor hereby acknowledges and agrees that the Administrative Agent and the Credit Parties may at any time or from time to time, with or without the consent of, or notice to, Guarantors or any of them:

(a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c) amend or modify, in any manner whatsoever, the Loan Documents;

(d) extend or waive the time for any Loan Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) take and hold collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent and the Credit Parties have been granted a Lien, to secure any Guaranteed Obligations;

(f) release anyone who may be liable in any manner for the payment of any amounts owed by Guarantors or any Loan Party to the Administrative Agent or any Credit Party;

(g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Loan Party are subordinated to the claims of the Administrative Agent and the Credit Parties; and/or

(h) apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Loan Party to the Administrative Agent or any Credit Party in such manner as the Administrative Agent or any Credit Party shall determine in its discretion.

The Administrative Agent and the Credit Parties shall not incur any liability to Guarantors as a result thereof, and no such action shall impair or release the Guaranteed Obligations of Guarantors or any of them under this Agreement.

2.4 Limitations on guarantees by Luxembourg Guarantors. Notwithstanding anything to the contrary contained in this Agreement (including Section 2) or in the Credit Agreement, the aggregate maximum amount payable by any Luxembourg Guarantor in respect of the aggregate amount of its Guaranteed Obligations shall be limited at any time to an amount not exceeding:

(a) the aggregate of all principal amounts (if any) borrowed directly or indirectly by or made available by whatever means to the Luxembourg Guarantor or any of its direct or indirect subsidiaries or any other members of the Luxembourg Guarantor’s Group that have been financed by a borrowing under the Credit Agreement;

(b) plus the balance (if positive) between

(X) the greater of:

(i) 95 percent of the Luxembourg Guarantor’s net assets (capitaux propres) and the subordinated debt (dettes subordonnées) owed by such Luxembourg Guarantor (excluding however any amounts taken into account under (a) above) (the “Luxembourg Subordinated Debt”), as determined by article 34 of the Luxembourg Commercial Register Law at the date of this Agreement; and

(ii) 95 percent of the Luxembourg Guarantor’s net assets (capitaux propres) and the Luxembourg Subordinated Debt as determined by article 34 of the Luxembourg Commercial Register Law at the date the guarantee under this Section 2 is called,

(Y) less (i.e. to avoid double-counting) the aggregate of all principal amounts (if any) borrowed directly or indirectly by or made available by whatever means to the Luxembourg Guarantor or any of its direct or indirect subsidiaries from one or more other members of the Luxembourg Guarantor’s Group that have been financed by a borrowing under the Credit Agreement.

2.5 Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Credit Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2. The Borrower Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Credit Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed, to the fullest extent permitted by applicable law, as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, genuineness, regularity, enforceability or any future amendment of, or change in the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Credit Party, (b) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by the Administrative Agent and/or the Credit Parties with respect to any of the provisions thereof, (c) the existence, value or condition of, or failure to perfect its security interest in cash collateral granted pursuant to Section 8 of the Credit Agreement, if any, or any action, or the absence of any action, by the Administrative Agent in respect thereof (including, without limitation, the release of any such security), (d) the insolvency of any Loan Party, or (e) any other action or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of the Borrower for the Borrower Obligations, a defense of a surety or guarantor or a legal or equitable discharge of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Credit Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any cash collateral pledged pursuant to Section 8 of the Credit Agreement, if any, or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Credit Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any Guarantor or any other Person or to realize upon any such cash collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such cash collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Credit Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall be reinstated and shall remain in all respects enforceable to the extent that, at any time, any payment of any of the Borrower Obligations is set aside, avoided or rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, in whole or in part, and such reinstatement and enforceability shall, to the fullest extent permitted by applicable law, be effective as fully as if such payment had not been made.

2.7 Demand by Agent or Lenders. In addition to the terms of the guarantee set forth in this Section 2, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Credit Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders.

2.8 Enforcement. In no event shall the Administrative Agent have any obligation (although it is entitled, at its option) to proceed against the Borrower or any other Loan Party or any cash collateral pledged pursuant to Section 8 of the Credit Agreement before seeking satisfaction from any or all of the Guarantors, and the Administrative Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of the Administrative Agent’s rights hereunder, to exercise any right or remedy which it may have against any collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

2.9 Waiver. In addition to the waivers contained in Section 2.4 hereof, Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantors of their Guaranteed Obligations under, or the enforcement by the Administrative Agent or the Credit Parties of, this Agreement. Guarantors hereby waive diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in any Borrower’s financial condition or any other fact which might increase the risk to Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Agreement. Guarantors represent, warrant and jointly and severally agree that, as of the date of this Agreement, their obligations under this Agreement are not subject to any offsets or defenses against the Administrative Agent or the Credit Parties or any Loan Party of any kind. Guarantors further jointly and severally agree that their obligations under this Agreement shall not be subject to any counterclaims, offsets or defenses against the Administrative Agent or any Credit Party or against any Loan Party of any kind which may arise in the future except for those arising by operation of law.

2.10 Severability, etc. It is the intention and agreement of each Guarantor, the Administrative Agent and the Credit Parties that the obligations of each Guarantor under this Agreement shall be valid and enforceable against such Guarantors to the maximum extent permitted by applicable law. Accordingly, if any provision of this Agreement creating any obligation of the Guarantors in favor of the Administrative Agent and the Credit Parties shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of each Guarantor, the Administrative Agent and the Credit Parties that any balance of the obligation created by such provision and all other obligations of the Guarantors to the Administrative Agent and the Credit Parties created by other provisions of this Agreement shall remain valid and enforceable. Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Administrative Agent and the Credit Parties may be otherwise entitled to collect from the Guarantors under this Agreement to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to the obligations of the Guarantors under this Agreement, it is the stated intention and agreement of each Guarantor and the Administrative Agent and the Credit Parties that all sums not in excess of those permitted under such applicable law shall remain fully collectible by the Administrative Agent and the Credit Parties from the Guarantors.

2.11 Payments. Each Guarantor hereby agrees to pay all amounts payable by it under this Section 2 to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds as specified in the Credit Agreement.

2.12 Assurances. Each Guarantor hereby agrees, upon the written request of the Administrative Agent or any Credit Party, to execute and deliver to the Administrative Agent or such Credit Party, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent or such Credit Party to cause this guarantee set forth in this Section 2 to be, become or remain valid and effective in accordance with its terms.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Each Guarantor hereby represents and warrants to each Credit Party that:

3.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct, and each Credit Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Guarantor’s knowledge.

3.2 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Guarantor’s full and exact legal name, jurisdiction of organization, organizational identification number from the jurisdiction of organization (if any), and the location of such Guarantor’s chief executive office or principal residence, as the case may be, are specified on Schedule 2. On the date hereof, such Guarantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 2, the jurisdiction of such Guarantor’s organization or formation is required to maintain a public record showing the Guarantor to have been organized or formed. On the date hereof, except as specified on Schedule 2, such Guarantor has not changed its name, jurisdiction of organization, chief executive office or its corporate or organizational structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years. Such Guarantor has furnished to the Administrative Agent its Organizational Documents as in effect as of a date which is recent to the date hereof and long-form good standing certificate, or an equivalent certificate issued by its jurisdiction of organization, as of a date which is recent to the date hereof.

3.3 Corporate Power; Authorization; Enforceable Guaranteed Obligations. The execution, delivery and performance of the guarantee set forth in Section 2, and all other Loan Documents and all instruments and documents to be delivered by each Guarantor hereunder and under the Credit Agreement are within such Guarantor’s organizational power, have been duly authorized by all necessary or proper organizational action, including the consent of stockholders where required, are not in contravention of any provision of such Guarantor’s Organizational Documents, do not violate any law or regulation, or any order or decree of any Governmental Authority, do not conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Guarantor is a party or by which any Guarantor or any of its property is bound, do not result in the creation or imposition of any Lien upon any of the property of any Guarantor, all of which have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, this Agreement and each of the Loan Documents to which any Guarantor is a party shall have been duly executed and delivered for the benefit of or on behalf of such Guarantor, and each shall then constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

3.4 Survival. The representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Agreement.

SECTION 4. COVENANTS

4.1 Covenants in Credit Agreement. Each Guarantor covenants and agrees with the Credit Parties that, from and after the date of this Agreement until this Agreement is terminated pursuant to Section 5.15, that such Guarantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Guarantor will result.

SECTION 5. MISCELLANEOUS

5.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

5.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 or to such other address as such Guarantor may notify the Administrative Agent in writing; provided further that notices to the Administrative Agent shall be addressed as follows, or to such other address as may be hereafter notified by the Administrative Agent:

Administrative Agent:	JPMorgan Chase Bank, N.A.
383 Madison Avenue, 40th Floor
New York, NY 10179
Attention: Brendan Poe
Telecopy: (646) 534-0574
Telephone: (212) 622-8173

5.3 No Waiver by Course of Conduct; Cumulative Remedies. No Credit Party shall by any act (except by a written instrument pursuant to Section 5.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Credit Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Credit Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Credit Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

5.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor agrees to pay, or reimburse the Administrative Agent for, all its reasonable documented out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the reasonable documented out-of-pocket fees and disbursements of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Credit Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Credit Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement on the terms set forth in Section 10.5 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

5.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Credit Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and, unless so consented to, each such assignment, transfer or delegation by any Guarantor shall be void.

5.6 Set-Off. Each Guarantor hereby irrevocably authorizes each Credit Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Credit Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as such Credit Party may elect, against and on account of the obligations and liabilities of such Guarantor to such Credit Party hereunder and claims of every nature and description of such Credit Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Credit Party may elect, whether or not any Credit Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Credit Party shall notify such Guarantor promptly of any such set-off and the application made by such Credit Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Credit Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Credit Party may have.

5.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

5.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

5.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Guarantors and the Credit Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Credit Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

5.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.12 Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 5.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

5.13 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Credit Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Guarantors and the Credit Parties.

5.14 Additional Guarantors; Supplements to Schedules.

(a) Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

(b) The Guarantors shall deliver to the Administrative Agent supplements to the Schedules to this Agreement as necessary to reflect changes thereto arising after the date hereof promptly after the occurrence of any such changes, unless otherwise specified herein. Such Supplements shall become part of this Agreement as of the date of delivery to the Administrative Agent.

5.15 Termination.

(a) At such time as the Loans and all other Guaranteed Obligations (other than Unasserted Obligations) have been paid in full, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

(b) Any obligations of a Subsidiary Guarantor hereunder shall be released (i) at the time such Subsidiary Guarantor is dissolved, consolidated or merged to the extent permitted under the Credit Agreement, (ii) at the time of any Disposition permitted under the Credit Agreement, or (iii) becomes an Excluded Foreign Subsidiary as a result of a transaction or designation permitted hereunder; provided that any property of such Subsidiary Guarantor has been disposed of in a transaction permitted by the Credit Agreement.

(c) In connection with any termination or release pursuant to clauses (a) or (b) above, the Administrative Agent and the Collateral Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release.

5.16 WAIVER OF JURY TRIAL. EACH GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH OTHER CREDIT PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

5.17 Credit Parties. By entering into this Agreement, each of the Credit Parties agrees to be bound by the terms of the Loan Documents, including, without limitation, Section 10 of the Credit Agreement.

5.18 ECP Rules; Keepwell. (a) No Guarantor hereunder shall be deemed to be a guarantor of any Swap Obligations if such Guarantor is not an “Eligible Contract Participant” as defined in § 1(a)(18) of the Commodity Exchange Act and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission (collectively, and as now or hereafter in effect, “the ECP Rules”) to the extent that the providing of such guaranty by such Guarantor would violate the ECP Rules or any other applicable law or regulation. This paragraph shall not affect any Guaranteed Obligations of a Guarantor other than Swap Obligations, nor shall it affect the Obligations of any Guarantor who qualifies as an “Eligible Contract Participant

(b) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.18 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 5.18 shall remain in full force and effect until terminated in accordance with Section 5.15 hereof. Each Qualified ECP Guarantor intends that this Section 5.18 constitute, and this Section 5.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

MEDICAL PROPERTIES TRUST, INC.

By:
Name: R. Steven Hamner
Title: Executive Vice President and
Chief Financial Officer

MEDICAL PROPERTIES TRUST, LLC

By:	MEDICAL PROPERTIES TRUST, INC., ITS SOLE MEMBER

By:
Name: R. Steven Hamner
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Guarantee Agreement]

MPT OF VICTORVILLE, LLC
MPT OF BUCKS COUNTY, LLC
MPT OF BLOOMINGTON, LLC
MPT OF COVINGTON, LLC
MPT OF REDDING, LLC
MPT OF CHINO, LLC
MPT OF DALLAS LTACH, LLC
MPT OF PORTLAND, LLC
MPT OF VICTORIA, LLC
MPT OF LULING, LLC
MPT OF WEST ANAHEIM, LLC
MPT OF LA PALMA, LLC
MPT OF PARADISE VALLEY, LLC
MPT OF SOUTHERN CALIFORNIA, LLC
MPT OF TWELVE OAKS, LLC
MPT OF SHASTA, LLC
MPT OF BOSSIER CITY, LLC
MPT OF WEST VALLEY CITY, LLC
MPT OF IDAHO FALLS, LLC
MPT OF POPLAR BLUFF, LLC
MPT OF BENNETTSVILLE, LLC
MPT OF DETROIT, LLC
MPT OF BRISTOL, LLC
MPT OF NEWINGTON, LLC
MPT OF ENFIELD, LLC
MPT OF PETERSBURG, LLC
MPT OF GARDEN GROVE HOSPITAL, LLC
MPT OF GARDEN GROVE MOB, LLC
MPT OF SAN DIMAS HOSPITAL, LLC
MPT OF SAN DIMAS MOB, LLC
MPT OF CHERAW, LLC
MPT OF FT. LAUDERDALE, LLC
MPT OF PROVIDENCE, LLC
MPT OF SPRINGFIELD, LLC
MPT OF WARWICK, LLC
MPT OF RICHARDSON, LLC
MPT OF ROUND ROCK, LLC
MPT OF SHENANDOAH, LLC
MPT OF HILLSBORO, LLC
MPT OF FLORENCE, LLC
MPT OF CLEAR LAKE, LLC
MPT OF TOMBALL, LLC
MPT OF GILBERT, LLC
MPT OF CORINTH, LLC
MPT OF BAYONNE, LLC
MPT OF ALVARADO, LLC

[Signature Page to Guarantee Agreement]

MPT OF DESOTO, LLC
MPT OF HAUSMAN, LLC
MPT OF HOBOKEN HOSPITAL, LLC
MPT OF HOBOKEN REAL ESTATE, LLC
MPT OF OVERLOOK PARKWAY, LLC
MPT OF NEW BRAUNFELS, LLC
MPT OF WESTOVER HILLS, LLC
MPT OF WICHITA, LLC
MPT OF BILLINGS, LLC
MPT OF BOISE, LLC
MPT OF BROWNSVILLE, LLC

MPT OF CASPER, LLC

MPT OF COMAL COUNTY, LLC

MPT OF GREENWOOD, LLC

MPT OF JOHNSTOWN, LLC

MPT OF LAREDO, LLC

MPT OF LAS CRUCES, LLC

MPT OF MESQUITE, LLC

MPT OF POST FALLS, LLC

MPT OF PRESCOTT VALLEY, LLC

MPT OF PROVO, LLC

MPT OF NORTH CYPRESS, LLC

MPT OF LAFAYETTE, LLC

MPT OF INGLEWOOD, LLC

MPT OF RENO, LLC

MPT OF ROXBOROUGH, LLC

MPT OF ALTOONA, LLC

MPT OF HAMMOND, LLC

MPT OF SPARTANBURG, LLC

MPT OF WYANDOTTE COUNTY, LLC

MPT OF LEAVENWORTH, LLC

MPT OF CORPUS CHRISTI, LLC

MPT OF BRODIE FCER, LLC

MPT OF LITTLE ELM FCER, LLC

MPT OF OGDEN, LLC

MPT OF NACOGDOCHES FCER, LLC

MPT OF MESA, LLC

MPT OF PORT ARTHUR, LLC

MPT OF WEST MONROE, LLC

MPT OF DALLAS, LLC

MPT OF ALVIN FCER, LLC

MPT OF FIRESTONE FCER, LLC

MPT OF HOUSTON-ELDRIDGE FCER, LLC

MPT OF CEDAR HILL FCER, LLC

MPT OF ALLEN FCER, LLC

MPT OF FRISCO FCER, LLC

[Signature Page to Guarantee Agreement]

MPT OF BROOMFIELD FCER, LLC
MPT OF CHAMPION FOREST FCER, LLC
MPT OF THORNTON FCER, LLC
MPT OF NORTH GATE FCER, LLC
MPT OF FOUNTAIN FCER, LLC
MPT OF MISSOURI CITY FCER, LLC
MPT OF PEARLAND FCER, LLC
MPT LEGACY OF MONTCLAIR, LLC

By:	MPT OPERATING PARTNERSHIP, L.P., as sole member of each of the above entities

	By:	MEDICAL PROPERTIES TRUST, LLC, as its general partner

		By:	MEDICAL PROPERTIES TRUST, LLC, as its general partner

By:
				Name:	R. Steven Hamner
				Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Guarantee Agreement]

MPT of MOUNTAIN VIEW LLC

By:	MPT OF IDAHO FALLS, LLC, its sole member

	By:	MPT OPERATING PARTNERSHIP, L.P., as sole member of each of the above entities

		By:	MEDICAL PROPERTIES TRUST, LLC, as its general partner

			By:	MEDICAL PROPERTIES TRUST, LLC, as its general partner

By:
					Name:	R. Steven Hamner
					Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Guarantee Agreement]

MPT OF MISSOURI CITY-DULLES FCER, LLC

By:	MPT OPERATING PARTNERSHIP, L.P., as sole member of each of the above entities

	By:	MEDICAL PROPERTIES TRUST, LLC, as its general partner

		By:	MEDICAL PROPERTIES TRUST, LLC, as its general partner

By:
Name: Emmett E. McLean
Title: Executive Vice President Chief Operating Officer and Secretary

[Signature Page to Guarantee Agreement]

MPT OF BUCKS COUNTY, L.P.

By:	MPT OF BUCKS COUNTY, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF DALLAS LTACH, L.P.

By:	MPT OF DALLAS LTACH, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF VICTORIA, L.P.

By:	MPT OF VICTORIA, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF LULING, L.P.

By:	MPT OF LULLING, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF WEST ANAHEIM, L.P.

By:	MPT OF WEST ANAHEIM, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF LA PALMA, L.P.

By:	MPT OF BUCKS COUNTY, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF PARADISE VALLEY, L.P.

By:	MPT OF PARADISE VALLEY, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF SOUTHERN CALIFORNIA, L.P.

By:	MPT OF SOUTHERN CALIFORNIA, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF TWELVE OAKS, L.P.

By:	MPT OF TWELVE OAKS, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF SHASTA, L.P.

By:	MPT OF SHASTA, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF GARDEN GROVE HOSPITAL, L.P.

By:	MPT OF GARDEN GROVE HOSPITAL, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF GARDEN GROVE MOB, L.P.

By:	MPT OF GARDEN GROVE MOB, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF SAN DIMAS HOSPITAL, L.P.

By:	MPT OF SAN DIMAS HOSPITAL, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF SAN DIMAS MOB, L.P.

By:	MPT OF SAN DIMAS MOB, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF RICHARDSON, L.P.

By:	MPT OF RICHARDSON, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF ROUND ROCK, L.P.

By:	MPT OF ROUND ROCK, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF SHENANDOAH, L.P.

By:	MPT OF SHENANDOAH, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF HILLSBORO, L.P.

By:	MPT OF HILLSBORO, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF CLEAR LAKE, L.P.

By:	MPT OF CLEAR LAKE, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF TOMBALL, L.P.

By:	MPT OF TOMBALL, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF CORINTH, L.P.

By:	MPT OF CORINTH, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF ALVARADO, L.P.

By:	MPT OF ALVARADO, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF DESOTO, L.P.

By:	MPT OF DESOTO, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

WICHITA HEALTH ASSOCIATES LIMITED PARTNERSHIP

By:	MPT OF WICHITA, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF NORTH CYPRESS, L.P.

By:	MPT OF NORTH CYPRESS, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF INGLEWOOD, L.P.

By:	MPT OF INGLEWOOD, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

MPT OF ROXBOROUGH, L.P.

By:	MPT OF ROXBOROUGH, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

			By:	MEDICAL PROPERTIES TRUST, INC., its sole member

[Signature Page to Guarantee Agreement]

MPT OF LOS ANGELES, L.P.

By:	MPT OF LOS ANGELES, LLC its general partner

	By:	MPT OPERATING PARTNERSHIP L.P., its sole member

		By:	MEDICAL PROPERTIES TRUST, LLC, its general partner

		By:	MEDICAL PROPERTIES TRUST, INC., ITS SOLE MEMBER

By:
			Name:	R. Steven Hamner
			Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Guarantee Agreement]

MPT RHM HOLDCO S.à.r.l.
MPT RHM SONNENWENDE S.à.r.l.
MPT RHM KLAUS S.à.r.l.
MPT RHM VESALIUS S.à.r.l.
MPT RHM PARK S.à.r.l.
MPT RHM FONTANA S.à.r.l.
MPT RHM CHRISTIAAN S.à.r.l.
MPT RHM HILLERSBACH S.à.r.l.

By:
Leanne McWilliams
Class A Manager

By:
James Kevin Hanna
Class A Manager and Authorized Signatory

[Signature Page to Guarantee Agreement]

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

[Signature Page to Guarantee Agreement]

Annex I - Assumption Agreement

Schedule 1 - Notices

Schedule 2 - Guarantor Identification Information

ANNEX I to

Guarantee Agreement

ASSUMPTION AGREEMENT, dated as of                     , 200    , made                     (the “Additional Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, Medical Properties Trust, Inc. (“Holdings”), MPT Operating Partnership, L.P. (the “Borrower”), the Lenders and the Administrative Agent have entered into an Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Guarantor), have entered into the Guarantee Agreement, dated as of June 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Administrative Agent for the benefit of the Credit Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee Agreement, and the Additional Guarantor’s failure to do so shall constitute a breach of the Credit Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 5.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder and shall jointly and severally guaranty the payment and performance of the Borrower Obligations as set forth therein. The information set forth in Annex I-A hereto is hereby added to the information set forth in Schedules to the Guarantee Agreement. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Guarantee Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

ANNEX I-A to

Assumption Agreement

Supplements to Schedules

Supplement to Schedule 1

Supplement to Schedule 2

Schedule 1

Notices

Notices may be delivered to any of the Guarantors at the following address:

[Guarantor] c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242
Attention:	R. Steven Hamner
Telecopy:	(205) 969-3756
Telephone:	(205) 969-3755

Schedule 2

Guarantor Identification Information

Legal Name	Jurisdiction of Organization	Employer Identification Number	Chief Executive Office
Medical Properties Trust, Inc.	MD	20-0191742	1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

Medical Properties Trust, LLC	DE	34-1985135	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Victorville, LLC	DE	20-2486521	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Bucks County, LLC	DE	20-2486602	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Bucks County, L.P.	DE	20-2486672	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Covington, LLC	DE	20-2953603	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Redding, LLC	DE	20-3072918	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Chino, LLC	DE	20-3363654	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Dallas LTACH, LLC	DE	20-4805632	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Dallas LTACH, L.P.	DE	20-4805835	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Portland, LLC	DE	20-5337217	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Victoria, LLC	DE	20-5714694	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Victoria, L.P.	DE	20-5714747	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Luling, LLC	DE	20-5714787	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Luling, L.P.	DE	20-5714819	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

3

MPT of West Anaheim, LLC	DE	20-5714896	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of West Anaheim, L.P.	DE	20-5714924	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of La Palma, LLC	DE	20-5714958	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of La Palma, L.P.	DE	20-5714994	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Paradise Valley, LLC	DE	20-8798603	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Paradise Valley, L.P.	DE	20-8798655	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Southern California, LLC	DE	20-8963938	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Southern California, L.P.	DE	20-8963986	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Shasta, LLC	DE	26-0559841	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Shasta, L.P.	DE	26-0559876	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Bennettsville, LLC	DE	26-2518359	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Bossier City, LLC	DE	26-2520505	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Cheraw, LLC	DE	26-2518316	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Idaho Falls, LLC	DE	26-2518223	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Poplar Bluff, LLC	DE	26-2518397	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Providence, LLC	DE	26-2825405	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Springfield, LLC	DE	26-2825629	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Warwick, LLC	DE	26-2825704	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

4

MPT of Bristol, LLC	DE	26-2394024	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Enfield, LLC	DE	26-2394158	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of West Valley City, LLC	DE	26-2512723	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Ft. Lauderdale, LLC	DE	26-2399919	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Newington, LLC	DE	26-2394093	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Detroit, LLC	DE	26-2496457	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Petersburg, LLC	DE	26-2518270	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Garden Grove Hospital, LLC	DE	26-3002663	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Garden Grove Hospital, L.P.	DE	26-3002710	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Garden Grove MOB, LLC	DE	26-3002759	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Garden Grove MOB, L.P.	DE	26-3002799	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of San Dimas Hospital, LLC	DE	26-3002414	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of San Dimas Hospital, L.P.	DE	26-3002474	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of San Dimas MOB, LLC	DE	26-3002527	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of San Dimas MOB, L.P.	DE	26-3002622	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Twelve Oaks, LLC	DE	26-0559922	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Twelve Oaks, L.P.	DE	26-0560020	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

5

MPT of Bloomington, LLC	DE	20-2603301	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Richardson, LLC	DE	27-2553353	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Richardson, L.P.	DE	27-2553826	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Round Rock, LLC	DE	27-2553469	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Round Rock, L.P.	DE	27-2553630	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Shenandoah, LLC	DE	27-2553198	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Shenandoah, L.P.	DE	27-2554012	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Hillsboro, LLC	DE	27-3001181	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Hillsboro, L.P.	DE	27-3046180	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Florence, LLC	DE	27-3737512	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Clear Lake, LLC	DE	27-4433434	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Clear Lake, L.P.	DE	27-4433581	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Tomball, LLC	DE	27-4242856	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Tomball, L.P.	DE	27-4242973	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Gilbert, LLC	DE	27-4433943	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Corinth, LLC	DE	27-3857789	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Corinth, L.P.	DE	27-3857881	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

6

MPT of Bayonne, LLC	DE	27-4434500	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Alvarado, LLC	DE	45-0639984	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Alvarado, L.P.	DE	45-0640615	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of DeSoto, L.P.	DE	45-0617227	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of DeSoto, LLC	DE	45-0616535	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Mountain View, LLC	DE	45-3419885	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Hausman, LLC	DE	38-3854534	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Overlook Parkway, LLC	DE	80-0763884	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of New Braunfels, LLC	DE	45-3456004	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Westover Hills, LLC	DE	90-0770521	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Hoboken Hospital, LLC	DE	45-1798392	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Hoboken Real Estate, LLC	DE	45-1800960	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

Wichita Health Associates Limited Partnership	DE	95-4301648	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Wichita, LLC	DE	26-2405993	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Johnstown, LLC	DE	36-4726551	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Post Falls, LLC	DE	90-0800039	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Boise, LLC	DE	90-0802635	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

7

MPT of Billings, LLC	DE	90-0799457	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Greenwood, LLC	DE	80-0789098	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Comal County, LLC	DE	61-1677267	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Mesquite, LLC	DE	36-4726653	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Laredo, LLC	DE	35-2439147	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Provo, LLC	DE	80-0790409	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Casper, LLC	DE	35-2439288	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Prescott Valley, LLC	DE	61-1677424	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Brownsville, LLC	DE	37-1690147	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Las Cruces, LLC	DE	90-0801223	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Missouri City-Dulles FCER, LLC	DE	32-0435222	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT Legacy of Montclair, LLC	DE	61-1730597	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Allen FCER, LLC	DE	30-0809818	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Altoona, LLC	DE	35-2453219	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Alvin FCER, LLC	DE	80-0958461	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Brodie FCER, LLC	DE	90-1012985	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Broomfield FCER, LLC	DE	37-1747993	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

8

MPT of Cedar Hill FCER, LLC	DE	38-3919990	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Champion Forest FCER, LLC	DE	32-0434014	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Corpus Christi, LLC	DE	36-4766658	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Dallas, LLC	DE	90-1031773	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Firestone FCER, LLC	DE	90-1032538	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Fountain FCER, LLC	DE	32-0433897	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Frisco FCER, LLC	DE	80-0964069	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Hammond, LLC	DE	90-0903911	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Houston-Eldridge FCER, LLC	DE	61-1725873	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Inglewood, L.P.	DE	80-0864506	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Inglewood, LLC	DE	61-1693835	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Lafayette, LLC	DE	90-0845294	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Leavenworth, LLC	DE	80-0937399	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Little Elm FCER, LLC	DE	80-0944767	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Los Angeles, L.P.	DE	46-3404169	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Mesa, LLC	DE	80-0945205	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Missouri City FCER, LLC	DE	30-0803341	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

9

MPT of Nacogdoches FCER, LLC	DE	90-1024424	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of North Cypress, L.P.	DE	20-2954157	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of North Cypress, LLC	DE	20-2954044	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of North Gate FCER, LLC	DE	38-3922248	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Ogden, LLC	DE	35-2465661	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Pearland FCER, LLC	DE	37-1751837	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Port Arthur, LLC	DE	37-1738828	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Reno, LLC	DE	80-0846742	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Roxborough, L.P.	DE	46-1005952	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Roxborough, LLC	DE	35-2455283	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Sparatanburg, LLC	DE	37-1696856	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Thornton FCER, LLC	DE	38-3922296	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of West Monroe, LLC	DE	90-1009773	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT of Wyandotte County, LLC	DE	90-0999918	c/o Medical Properties Trust, Inc. 1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

MPT RHM Holdco S.à r.l.	Luxembourg, Grand Duchy of Luxembourg	N/A	13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg

MPT RHM Sonnenwende S.à r.l.	Luxembourg, Grand Duchy of Luxembourg	N/A	13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg

MPT RHM Klaus S.à r.l.	Luxembourg, Grand Duchy of Luxembourg	N/A	13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg

10

MPT RHM Vesalius S.à r.l.	Luxembourg, Grand Duchy of Luxembourg	N/A	13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg

MPT RHM Park S.à r.l.	Luxembourg, Grand Duchy of Luxembourg	N/A	13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg

MPT RHM Fontana S.à r.l.	Luxembourg, Grand Duchy of Luxembourg	N/A	13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg

MPT RHM Christiaan S.à r.l.	Luxembourg, Grand Duchy of Luxembourg	N/A	13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg

MPT RHM Hillersbach S.à r.l.	Luxembourg, Grand Duchy of Luxembourg	N/A	13-15 Avenue de la Liberté, L-1931 Luxembourg, Grand Duchy of Luxembourg

11

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[Date]

MPT Operating Partnership, L.P. (the “Borrower”), hereby certifies as of the date hereof the following:

1.

Responsible Officer. The Responsible Officer signing this Compliance Certificate on behalf of the Borrower has read a copy of the Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 19, 2014 (as amended, restated, replaced, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, MEDICAL PROPERTIES TRUST, INC., a Maryland corporation, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement and JPMORGAN CHASE BANK, N.A., as Administrative Agent. Terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The Responsible Officer further certifies that, to the best of such Responsible Officer’s knowledge, each Loan Party during the period covered by the financial statements identified below has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default [except as specified herein].

2.

Total Leverage Ratio. The ratio of (i) (A) Total Indebtedness minus (B) unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Total Indebtedness that matures within twenty-four (24) months to (ii) Total Asset Value (the “Total Leverage Ratio”) at the last day of the four consecutive fiscal quarters of the Borrower prior to the execution of this certificate does not exceed 60% [or 65% in order to permit the Borrower to consummate a Significant Acquisition so long as such ratio does not exceed 60% as of the end of more than two (2) consecutive fiscal quarters in any fiscal year].

3.

Fixed Charge Coverage Ratio. The ratio of Total EBITDA to Total Fixed Charges for the four consecutive fiscal quarters of the Borrower prior to execution of this certificate is not less than 1.50 to 1.0.

4.

[Secured Leverage Ratio. The ratio of (A) the aggregate amount of all Secured Indebtedness to (B) Total Asset Value at the last day of the four consecutive fiscal quarters prior to the execution of this certificate does not exceed 40%.

5.

Consolidated Adjusted Net Worth. The Consolidated Tangible Net Worth is not less than the sum of (i) [$1,142,577,089] plus (ii) 75% of Net Cash Proceeds from issuances of Capital Stock by the Borrower or Holdings after December 31, 2013.

6.

Unsecured Leverage Ratio. The ratio of (i)(A) Unsecured Indebtedness minus (B) as of such date of determination, unrestricted cash and Cash Equivalents of the Group Members in excess of $10,000,000 that is being held to repay that portion of Unsecured Indebtedness that matures within twenty-four (24) months of such date of determination to (ii) to Unencumbered Asset Value at the last day of the four consecutive fiscal quarters of the Borrower prior to the execution of this certificate does not exceed 60% [or 65% in order to permit the Borrower to consummate a Significant Acquisition so long as such ratio does not exceed 60% as of the end of more than two (2) consecutive fiscal quarters in any fiscal year].

7.

Unsecured Interest Coverage Ratio. The ratio of Unencumbered NOI for any period of four consecutive fiscal quarters of the Borrower to Unsecured Interest Expense for such period is greater than 1.75 to 1.0 at the last day of the four consecutive fiscal quarters of the Borrower prior to the execution of this certificate.

8.	Supporting Calculations. Attached hereto as Appendix I are all relevant calculations needed to determine the foregoing, including as to the calculation of Unencumbered Asset Value.

MPT OPERATING PARTNERSHIP, L.P.

By:
Name:
Title:

B-2

APPENDIX I to

Compliance Certificate

[Insert relevant calculations.]

EXHIBIT C

FORM OF CLOSING CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES SOLELY IN HIS CAPACITY AS AN OFFICER OF [LOAN PARTY NAMED HEREIN] AND ON BEHALF OF [LOAN PARTY] IN ITS CAPACITY AS [                    ] OF [                    ] AS FOLLOWS:

1. I am a [                    ] of [Loan Party], a [                    ] [entity] (“                    ”).

2. Reference is made to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 19, 2014 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Medical Properties Trust, Inc., a Maryland corporation, MPT Operating Partnership, L.P., a Delaware limited partnership, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, and JPMorgan Chase Bank, N.A., as Administrative Agent. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

3. I have reviewed the terms of Section 5 of the Credit Agreement and the definitions and provisions contained in such credit agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based on my review and examination described in paragraph 3 above, I hereby certify, on behalf of [Loan Party], that as of the date hereof:

a.

all of the representations contained in Section 4 of the Credit Agreement and in any of the other Loan Documents are true and correct in all material respects (except for representations and warranties which are qualified by materiality, which shall be true in all respects), on and as of the date hereof (except to the extent that such representations and warranties expressly speak as to a different specific date), and Goodwin Procter LLP is entitled to rely upon such representations and warranties in rendering its opinion; and

b.	no Event of Default has occurred and is continuing or would result from the making of the Loans.

5.	[Attached hereto as Exhibit A is the certificate of incorporation of [Loan Party], certified by the Secretary of State of [ ].]*

6.	[Attached hereto as Exhibit B is the long-form good standing certificate for [Loan Party] certified by the Secretary of State of [ ].]*

[Remainder of page intentionally left blank.]

*	To be included only if it is being delivered pursuant to Section 6.10 of the Credit Agreement

The foregoing certifications are made and delivered as of                  , 2014.

[LOAN PARTY]

By:
Name:
Title:

C-2

EXHIBIT A to

Closing Certificate

Certificate of Incorporation

EXHIBIT B to

Closing Certificate

Good Standing Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Revolving Credit and Term Loan Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	MPT Operating Partnership, L.P.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 19, 2014, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., the institutions from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended and in effect from time to time.

6.	Assigned Interest:

Assignor[s][1]	Assignee[s][2]	Facility Assigned[3]	Aggregate Amount of Commitment/ Loans for all Lenders[4]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[5]
			$	$		%

			$	$		%

			$	$		%

[7.  Trade Date:                     ]6

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]	List each Assignor, as appropriate.
[2]	List each Assignee, as appropriate.
[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
[4]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][7] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:

JPMORGAN CHASE BANK, N.A., as Issuing Lender/
Swingline Lender

By:
Name:
Title:][8]

[Consented to:

MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:
Name:
Title][9]

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Issuing Lender/Swingline Lender is required by the terms of the Credit Agreement.
[9]	To be added if the consent of the Borrower is required pursuant to Section 10.6 of the Credit Agreement (e.g., no Event of Default has occurred and is continuing).

D-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Amended and Restated Revolving Credit and Term Loan

Agreement, dated as of June 19, 2014, by and among Medical

Properties Trust, Inc., MPT Operating Partnership, L.P., the

several lenders from time to time parties thereto and JPMorgan

Chase Bank, N.A., as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6 of the Credit Agreement, including the definition of Eligible Assignee (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee;

and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF

BORROWING REQUEST

                 , 20

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders party to the

Credit Agreement referred to below

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention: Loan and Agency Services Group

Re:	Borrowing Request

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 19, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to them therein), among Medical Properties Trust, Inc., MPT Operating Partnership, L.P. (the “Borrower”), the institutions from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

The Borrower hereby irrevocably requests, pursuant to Section [2.2] [2.5] [2.7] of the Credit Agreement, a borrowing under the Credit Agreement and, in connection therewith, sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required pursuant to the terms of the Credit Agreement:

(i) The Proposed Borrowing is a borrowing of [Term Loans][Revolving Loans][Swingline Loans].

(ii) The funding date (which shall be a Business Day) of the Proposed Borrowing is                  , 20    .

(iii) The aggregate amount of the Proposed Borrowing is $        .11

[1]

Such amount for any Eurodollar borrowing shall be in an aggregate Dollar Equivalent amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR borrowing is made, such borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(iv) The Proposed Borrowing will be a borrowing of [Eurodollar Loans] [ABR Loans][Swingline Loans].2

[(v) If the Proposed Borrowing is a borrowing of Eurodollar Loans, the requested Interest Period for the Proposed Borrowing is from              and ending                      (for a total of              months).3]

[(vi) If the Proposed Borrowing is a borrowing of Revolving Loans, the requested currency for the Proposed Borrowing is             .]4

[(vii) If the Proposed Borrowing is a borrowing of Revolving Loans, the amount of the Available Revolving Commitments as of the date of this Borrowing Request is $        , after giving effect to the amount of this Borrowing Request and of any Proposed Borrowings of Revolving Loans in any prior Borrowing Requests delivered by the Borrower, but not yet funded.]

[(viii) If the Proposed Borrowing is a borrowing of Revolving Loans in an Alternative Currency, the amount by which the Alternative Currency Sublimit exceeds the Total Revolving Extensions of Credit denominated in Alternative Currencies (including the Proposed Borrowing) is $        .]

[(ix) If the Proposed Borrowing is a borrowing of Swingline Loans, the amount by which the Swingline Commitment exceeds the aggregate principal amount of outstanding Swingline Loans (including the Proposed Borrowing) is             .]

The Borrower hereby directs the Administrative Agent to disburse the proceeds of the Loans comprising the Proposed Borrowing on the funding date therefor by crediting the account of the Borrower on the books of the Administrative Agent, whereupon the proceeds of such Loans shall be deemed received by or for the benefit of the Borrower.

[2]	Provided that there shall not be at any time more than a total of [10] Eurodollar Tranches outstanding.
[3]	To be specified if the Proposed Borrowing is a borrowing of Eurodollar Loans. Such Interest Period must comply with the definition of “Interest Period” in the Credit Agreement.
[4]	Such currency must be Dollars or an Alternative Currency

E-2

The Borrower hereby certifies that the conditions precedent contained in Section 5.2 of the Credit Agreement are satisfied on the date hereof and will be satisfied on the funding date of the Proposed Borrowing.

MPT OPERATING PARTNERSHIP, L.P.

By:	Medical Properties Trust, LLC, its general partner

By:	Medical Properties Trust, Inc., its sole member

By:
Name:
Title:

E-3

EXHIBIT F-1

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.19(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

F-1-1

EXHIBIT F-2

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.19(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20

F-2-1

EXHIBIT F-3

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.19(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20

F-3-1

EXHIBIT F-4

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.19(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20

F-4-1